                                                                  EXECUTION COPY

                                                              EXHIBIT 10.7[7][b]



                              AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT


                           Dated as of March 31, 1995

                                    between

                            LEWIS GALOOB TOYS, INC.
                              500 Forbes Boulevard
                         South San Francisco, CA  94080

                                      and

                    CONGRESS FINANCIAL CORPORATION (CENTRAL)
                             100 South Wacker Drive
                            Chicago, Illinois  60606

                               TABLE OF CONTENTS


                                                                                       Page
                                                                                       ----
SECTION 1.   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
      1.1   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
      1.2   Interrelationship with the Original Agreement . . . . . . . . . . . . . . .   18

SECTION 2.   LOANS; TERM; EARLY TERMINATION . . . . . . . . . . . . . . . . . . . . . .   18
      2.1   Revolving Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
      2.2   Loan Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
      2.3   Maximum Loan Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
      2.4   Amounts Charged to Debtor's Account; Place of Payment . . . . . . . . . . .   20
      2.5   Term of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
      2.6   Early Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

SECTION 3.   INTEREST AND FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
      3.1   Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
      3.2   Default Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      3.3   Interest Calculation  . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      3.4   Unused Line Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      3.5   Management Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      3.6   Closing Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
      3.7   Maximum Credit Increase Fee . . . . . . . . . . . . . . . . . . . . . . . .   23

SECTION 4.   LETTER OF CREDIT FACILITY  . . . . . . . . . . . . . . . . . . . . . . . .   23
      4.1   Letter of Credit Facility . . . . . . . . . . . . . . . . . . . . . . . . .   23
      4.2   Letter of Credit Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
      4.3   Letter of Credit Risks  . . . . . . . . . . . . . . . . . . . . . . . . . .   24
      4.4   Letter of Credit Claims . . . . . . . . . . . . . . . . . . . . . . . . . .   25

SECTION 5.   SECURITY INTEREST AND COLLATERAL . . . . . . . . . . . . . . . . . . . . .   25
      5.1   Grant of Security Interest  . . . . . . . . . . . . . . . . . . . . . . . .   25

SECTION 6.   COLLECTION AND ADMINISTRATION OF ACCOUNTS AND CASH
             MANAGEMENT RELATIONSHIPS . . . . . . . . . . . . . . . . . . . . . . . . .   27
      6.1   Collection by Debtor  . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
      6.2   Rights of Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
      6.3   Reclaimed Goods; Account Adjustments  . . . . . . . . . . . . . . . . . . .   27
      6.4   Lockboxes.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

SECTION 7.   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . .   28
      7.1   Collateral Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
      7.2   Location of Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
      7.3   Representations as to Eligible Accounts . . . . . . . . . . . . . . . . . .   29
      7.4   Investigations and Litigation . . . . . . . . . . . . . . . . . . . . . . .   29
      7.5   Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
      7.6   Corporate Organization; Foreign Qualification; Subsidiaries . . . . . . . .   30
      7.7   Use of Corporate Name . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
      7.8   No Default Under Other Contracts  . . . . . . . . . . . . . . . . . . . . .   30






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

                                                                                       Page

      7.9    Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . .   30
      7.10    Adequate Licenses, Patents, etc. . . . . . . . . . . . . . . . . . . . .   30
      7.11    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
      7.12    Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
      7.13    Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
      7.14    Representations as to Inventory and Equipment  . . . . . . . . . . . . .   31
      7.15    Location of Cash Accounts  . . . . . . . . . . . . . . . . . . . . . . .   32
      7.16    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .   32
      7.17    Internal Controversies . . . . . . . . . . . . . . . . . . . . . . . . .   32

SECTION 8.     COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
      8.1     Financial Information; Maintenance of Forms  . . . . . . . . . . . . . .   33
      8.2     Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
      8.3     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
      8.4     Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
      8.5     Sale of Assets; Preservation of Corporate Existence  . . . . . . . . . .   35
      8.6     Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
      8.7     Liability for Indebtedness of Third Parties  . . . . . . . . . . . . . .   36
      8.8     Officer Compensation . . . . . . . . . . . . . . . . . . . . . . . . . .   36
      8.9     Redemption of Capital Stock; Dividends . . . . . . . . . . . . . . . . .   36
      8.10    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . .   37
      8.11    Payment on Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . .   37
      8.12    Amendment of Articles of Incorporation . . . . . . . . . . . . . . . . .   37
      8.13    Maintenance of Liability and Casualty Insurance  . . . . . . . . . . . .   37
      8.14    Litigation; Contested Taxes  . . . . . . . . . . . . . . . . . . . . . .   38
      8.15    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
      8.16    Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
      8.17    Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
      8.18    Notices of Default . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
      8.19    Maintenance of Records of Accounts . . . . . . . . . . . . . . . . . . .   42
      8.20    Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
      8.21    Covenants as to Inventory and Equipment  . . . . . . . . . . . . . . . .   42
      8.22    Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . .   44
          (a)   Consolidated Tangible Net Worth  . . . . . . . . . . . . . . . . . . .   44
          (b)   Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . .   44
      8.23    Loan Agreement as Financing Statement  . . . . . . . . . . . . . . . . .   44
      8.24    Location and Use of Collateral . . . . . . . . . . . . . . . . . . . . .   44
      8.25    Location of Chief Executive Office . . . . . . . . . . . . . . . . . . .   44

SECTION 9.     CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . .   44
      9.1     Conditions Precedent to Rollover Advance . . . . . . . . . . . . . . . .   44
      9.2     Conditions Precedent to All Advances . . . . . . . . . . . . . . . . . .   46

SECTION 10.    EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
      10.1    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
      10.2    Effect of Event of Default; Remedies . . . . . . . . . . . . . . . . . .   49
      10.3    Possession of Collateral by Judicial Process . . . . . . . . . . . . . .   49
      10.4    Notice of Public Sale  . . . . . . . . . . . . . . . . . . . . . . . . .   49
      10.5    Net Cash Proceeds Deficiency or Excess . . . . . . . . . . . . . . . . .   49
      10.6    Remedies Not Exclusive . . . . . . . . . . . . . . . . . . . . . . . . .   50
      10.7    No Waiver of Remedies  . . . . . . . . . . . . . . . . . . . . . . . . .   50


                                                                                       Page

      10.8    Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
      10.9    Additional Remedies in Respect of Inventory  . . . . . . . . . . . . . .   50

SECTION 11.    TAXES; EXPENSES; INDEMNITY  . . . . . . . . . . . . . . . . . . . . . .   51
      11.1    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
      11.2    General Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
      11.3    Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
      11.4    Benefits of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .   53

SECTION 12.    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
      12.1    GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL;
              WAIVER OF DAMAGES  . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
      12.2    Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
      12.3    Modification of Agreement  . . . . . . . . . . . . . . . . . . . . . . .   55
      12.4    Reimbursement for Congress' Costs  . . . . . . . . . . . . . . . . . . .   55
      12.5    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
      12.6    Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
      12.7    Waiver of Notice, Hearing and Bond   . . . . . . . . . . . . . . . . . .   57
      12.8    Advice of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
      12.9    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
      12.10    Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
      12.11    Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
      12.12    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
      12.13    No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . .   59
      12.14    Existing Agreements Superseded  . . . . . . . . . . . . . . . . . . . .   59


                                   Schedules
                                   ---------

                                                                                Page
Schedule 1.1(a)             - Description of Headquarters Property
Schedule 1.1(b)             - Certain Permitted Indebtedness
Schedule 1.1(c)             - Galco Investment
Schedule 1.1(d)             - Inactive Subsidiaries
Schedule 7.2                - Location of Offices and Records
Schedule 7.4                - Investigations and Litigation
Schedule 7.6                - Subsidiaries
Schedule 7.9                - Compliance with Laws
Schedule 7.10               - Licenses
Schedule 7.11(a)            - ERISA Matters
Schedule 7.11(b)            - Multi-Employer Plans
Schedule 7.13               - Environmental Matters
Schedule 7.14(b)            - Locations of Collateral
Schedule 7.15               - Locations of Cash Accounts
Schedule 8.4                - Certain Permitted Liens
Schedule 8.6                - Certain Permitted Investments
Schedule 8.7                - Accommodation Obligations
Schedule 8.8                - Officer's Compensation
Schedule 8.15               - Funding Deficiencies
Schedule 9.1(b)(ii)         - Form of Amended and Restated Revolving Note
Schedule 9.1(b)(vi)         - UCC Search Results
Schedule 9.1(b)(vii)        - Form of Debtor Secretary's Certificate
Schedule 9.1(b)(viii)       - Form of Closing Certificate





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                              AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT


                 THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of March 31, 1995 (as the same may be modified, amended, extended, restated or supplemented from time to time, this "Agreement") is entered into by and between LEWIS GALOOB TOYS, INC., a Delaware corporation ("Debtor"), whose principal place of business is located at 500 Forbes Boulevard, South San Francisco, California 94080, and CONGRESS FINANCIAL CORPORATION (CENTRAL), an Illinois corporation ("Congress"), having an office at 100 South Wacker Drive, Suite 1940, Chicago, Illinois 60606, AMENDS AND RESTATES IN FULL the Loan and Security Agreement dated as of April 1, 1993, among the Debtor and Congress, as previously amended by that certain First Amendment dated as of November 17, 1993 (such agreement, as so amended, the "Original Agreement").

                              W I T N E S S E T H:


                 WHEREAS, the Debtor and Congress entered into the Original Agreement pursuant to which the Debtor obtained from Congress a $40,000,000 revolving credit facility for the purposes indicated therein;

                 WHEREAS, the Debtor and Congress desire to amend and restate the Original Agreement in full as set forth herein;

                 WHEREAS, the Debtor has requested that Congress enter into this Agreement in order to continue to make Revolving Loans to the Debtor in an aggregate amount of up to $60,000,000 and to provide Letters of Credit to the Debtor in order to refinance the existing indebtedness under the Original Agreement and to continue to obtain revolving loans and advances to provide for its letter of credit and ongoing working capital requirements;

                 WHEREAS, it is the intent of the Debtor and Congress that this Agreement amend and restate in its entirety the Original Agreement and that, from and after the date hereof, the Original Agreement shall be of no force and effect except to evidence the terms and conditions under which the Debtor heretofore has incurred obligations and liabilities to Congress as evidenced by the Original Agreement and Congress' books and records.

                 WHEREAS, this Agreement is made in renewal, amendment, restatement and modification of the obligations under the Original Agreement;

                 NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor and Congress agree as follows:


                 SECTION 1.  DEFINITIONS.

                 1.1  Definitions.  All terms used herein which are defined in
Article 1 or Article 9 of the Illinois Uniform Commercial Code (the "UCC") shall have the meanings given therein, unless otherwise defined in this Agreement, and all references to the plural shall also mean the singular. Any accounting term used herein and not specifically defined herein shall have the meaning customarily given to such term in accordance with GAAP. When used herein, the following terms shall have the following meanings:

                 "Accommodation Obligation" of any Person shall mean any direct or indirect guaranty or other contractual obligation, contingent or otherwise, of such Person with respect to any Indebtedness or other obligation or liability of another, including any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including any contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition.

                 "Account Debtor" shall mean each account debtor or obligor in any way obligated on or in connection with any Account.

                 "Accounts" shall mean all of Debtor's present and future accounts, as such term is defined in the UCC, including, without limitation, all obligations for the payment of money arising out of Debtor's sale, lease or other disposition of goods or other property or rendition of services.

                 "Acquisition" shall mean the Debtor's acquisition of all of the capital stock or assets of another company in the same or similar line of business as the Debtor, which acquisition shall be subject to the conditions set forth in the definition of "Permitted Investments" set forth herein.

                 "Advance" shall mean any loan or extension of credit by Congress pursuant to the Loan Documents, including the face amount of any Letter of Credit issued pursuant to Section 4.1 hereof.

                 "Affiliate" shall mean any Person (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with Debtor, other than officers and directors of Debtor, unless any such officer or director satisfies clause (ii) below, (ii) that directly or beneficially owns or holds thirty-five percent (35%) or more of any class of the voting stock of Debtor or (iii) thirty-five percent (35%) or more of whose voting stock equity interests are owned directly or beneficially or held by Debtor. Nothing herein shall be deemed to constitute an agreement by the Debtor with respect to the definition of "Affiliate" for the purposes of the securities laws of the United States.

                 "Agreement" shall have the meaning set forth in the preamble to this Agreement.

                 "Availability Report" shall mean with respect to any date, a borrowing base certificate of the chief financial officer or any controller of Debtor in such form as Congress may prescribe from time to time, certifying, among other things, (i) a schedule of Debtor's calculation of the Net Amount of Eligible Accounts and (ii) a schedule of Debtor's calculation of the Value of Eligible Inventory, in each case, giving effect to all objectively determinable standards of eligibility known by the Debtor to be in effect (which calculations shall not be binding on Congress).

                 "Bankruptcy Code" shall mean Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) as amended from time to time, and any successor statute.

                 "Benefit Plan" shall mean any employee benefit plan as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is subject to Title IV of ERISA and in respect of which Debtor, or any ERISA Affiliate of Debtor, is, or at any time during the immediately preceding five years was, an "employer" (as defined in Section 3(5) of ERISA).

                 "Business Day" shall mean any day other than a Saturday, Sunday or public holiday or the equivalent for banks in Chicago, Illinois or New York, New York.

                 "Capital Lease" shall mean any lease which is or should be capitalized on the balance sheet of lessee in accordance with GAAP.

                 "Cash Equivalents" shall mean (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired, (ii) certificates of deposit with maturities of not more than one year from the date acquired issued by a U.S. federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $200,000,000 and which bank or its holding company has a short term commercial paper rating of at least A-2 or the equivalent by Standard & Poor's Corporation or at least P-2 or the equivalent by Moody's Investors Services, Inc., (iii) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-2 or the equivalent by Standard & Poor's Corporation or at least P-2 or the equivalent by Moody's Investors Services, Inc., in each case with maturities of not more than one year from the date acquired, (iv) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $200,000,000 and at least eighty five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through
(iii) above, and (v) interest bearing or time deposits which are insured by the Federal Deposit Insurance Corporation or a similar federal insurance program; provided, however, that the Debtor may, in the ordinary course of its business, maintain in its disbursement accounts from time to time amounts in excess of such then applicable program insurance limits.

                 "Change in Control" shall mean one or more of the following events:

                 (a) less than a majority of the members of the Debtor's board of directors (other than members of the Board of Directors elected by holders of the Debtor's preferred stock) shall be persons (i) who were serving as directors on the Closing Date or (ii) who are elected or nominated for election after the Closing Date by at least a majority of directors who comprised the Board of Directors as of the date of such election or nomination; or

                 (b) the stockholders of the Debtor shall approve any plan or proposal for the liquidation or dissolution of the Debtor; or

                 (c) a Person or group of Persons acting in concert (other than the direct or indirect beneficial owners of the capital stock of the Debtor as of the Closing Date) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of securities of the Debtor representing more than thirty- five percent (35%) of the combined voting power of the outstanding voting securities for the election of directors or shall have the right to elect a majority of the Board of directors of the Debtor.

                 "Closing Date" shall mean the first date on which all of the conditions to Congress' obligation to make the Rollover Advance have been satisfied.

                 "Collateral" shall have the meaning set forth in Section 5.1 hereof.

                 "Collections" shall mean all cash, checks, remittances and other cash proceeds of Collateral or other property received by or payable to or in respect of Debtor.

                 "Consolidated Tangible Net Worth"  shall mean, as of any date,
(a) the excess of the Debtor's total assets over its total liabilities (other than any Indebtedness under the Convertible Subordinated Debentures), as determined in accordance with GAAP on a consolidated basis, less (b) the value of all intangible assets as defined by GAAP including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, research and development expenses, and any amount reflected as treasury stock.

                 "Convertible Subordinated Debentures" shall mean the Debtor's $14,000,000 principal amount of 8.0% Convertible Subordinated Debentures due 2000 issued pursuant to the Convertible Subordinated Debenture Indenture.

                 "Convertible Subordinated Debenture Indenture" shall mean the indenture governing the Convertible Subordinated Debentures, dated as of November 17, 1993, from the Debtor to Continental Stock Transfer & Trust Company, as Trustee.

                 "Credit Reserve" shall mean on any day (a "Measurement Day"):

                 (A) during the period commencing August 1 of each year and ending on the last day of December of such year an amount equal to the lesser of:

                          (i) $3,000,000, or such greater amount as Congress shall determine is necessary in the exercise of its Permitted Discretion based upon, among other things, a review of the actual level of Cumulative Daily Sales during such period, and

                         (ii) the sum of (a) five percent (5%) of Cumulative Daily Sales through the day immediately preceding such Measurement Day less (b) the Cumulative Daily Credits through the day immediately preceding such Measurement Day, or such greater amount as Congress shall determine in the exercise of its Permitted Discretion; or

                 (B) during the period commencing January 1 of each year and ending on the last day of July of such year an amount equal to the Credit Reserve in effect as of December 31 as calculated pursuant to clause (A) above as such amount may be reduced by Congress from time to time in the exercise of its Permitted

Discretion based upon a review of the level of actual credits against the Eligible Accounts;

provided, however, that at no time during the year shall the amount of the Credit Reserve as calculated pursuant to clause (A) or (B) above be less than $1,000,000 or such other amount as Congress shall determine from time to time in the exercise of its Permitted Discretion.

                 "Cumulative Daily Credits" shall mean on any day during the period commencing December 1 and ending December 31, the aggregate amount of domestic non-cash credits or reductions of Accounts during such period through such day.

                 "Cumulative Daily Sales" shall mean on any day during the period commencing August 1 and ending on the immediately succeeding November 30, the aggregate amount of domestic non-cash sales during such period through such day.

                 "Customer Sales Reports" shall mean the retail tracking reports generated by the Debtor from information received from Toys-R-Us and other retail customers detailing such retail customer's (i) inventory stock status of the Debtor's products and (ii) sales of the Debtor's products.

                 "Eligible Accounts" shall mean Accounts created by Debtor in the ordinary course of business arising out of Debtor's sale of goods or rendition of services, which are and at all times shall continue to be acceptable to Congress in all respects. Standards of eligibility may be fixed and revised from time to time solely by Congress in the exercise of its Permitted Discretion, based upon the information then available to Congress.
In determining eligibility, Congress may, but need not, rely on agings, reports and schedules of Accounts furnished by Debtor, but reliance by Congress thereon from time to time shall not be deemed to limit Congress' right to revise standards of eligibility at any time as to both Debtor's present and future Accounts in accordance with the terms hereof. In general, an Account shall not be deemed eligible unless: (a) the Account Debtor on such Account is and at all times continues to be acceptable to Congress, (b) such Account complies in all respects with the representations, covenants and warranties hereinafter set forth, and (c) no more than 120 days have elapsed since the invoice date of such Account and no more than 30 days have elapsed since the original due date of such Account; provided, however, that (i) upon the written request of the Debtor, Congress may, in the exercise of its Permitted Discretion, from time to time, elect to include as an Eligible Account an Account where more than 120 days but less than 151 days have elapsed since the invoice date of such Account, (ii) Congress will not treat Accounts owing by Toys-R-Us or Kay-bee Toys which are subject to December 10 dating terms as ineligible by virtue of such Account's failure to meet the foregoing condition contained in clause (c) hereof and (iii) Congress may, in the exercise of its Permitted Discretion, upon the written request of the Debtor, approve as Eligible Accounts December 10 dating terms from other Account Debtors from time to time. In addition, without limiting the generality of Congress' Permitted Discretion in determining eligibility, the following Accounts shall be deemed to be ineligible:

                 (a) Accounts with respect to which the Account Debtor is a director, officer, employee, Subsidiary or Affiliate of Debtor;

                 (b) all Accounts owing by a single Account Debtor if Accounts constituting fifty percent (50%) or more of the aggregate balance owing by such Account Debtor to Debtor remain unpaid more than 30 days past the applicable due dates of such Accounts or 120 days, or such longer period as may be applicable in connection with any approved dating program, after the applicable invoice dates of such Accounts;

                 (c) Accounts from any Account Debtor who is also a creditor of Debtor, but only to the extent of the outstanding amount owing by Debtor to such Account Debtor;

                 (d) Accounts owing in a currency other than U.S. Dollars or with respect to which the Account Debtor is not a resident of the United States of America or Canada unless the Account Debtor has supplied Debtor with an irrevocable letter of credit that: (i) has been issued by a financial institution satisfactory to Congress; (ii) is satisfactory in form and substance to Congress; and (iii) such letter of credit has been endorsed in blank and delivered to Congress; in which event such Accounts may be eligible to the extent of the face amount of such letter of credit;

                 (e) Accounts with respect to which Congress does not have a first and valid fully perfected security interest;

                 (f) Except as approved by Congress from time to time in writing, Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee;

                 (g) Accounts with respect to which the Account Debtor's obligation to pay the Account is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right other than return rights for defective products, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis;

                 (h) Accounts with respect to which Toys-R-Us is the Account Debtor which are subject to December 10 dating terms, to the extent that such Accounts exceed sixty percent (60%) of the aggregate amount of all Accounts with respect to which the Account Debtor is a resident of the United States or Canada.

                 "Eligible Inventory" shall mean Inventory deemed by Congress to meet the following requirements:

                 (a) The Inventory is a finished toy product that is in good condition, meets all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over the Inventory, its use and/or sale and is either currently usable or currently saleable in the ordinary course of Debtor's business and is not otherwise unacceptable to Congress because of age, type, category, quality and/or quantity;

                 (b) The Inventory has not been consigned to a customer of Debtor, has not been used or repossessed, and has not been attached, seized, made subject to a writ or distress warrant, levied upon or brought within the possession of any receiver, trustee, custodian or assignee for the benefit or creditors;

                 (c) Each of the warranties and representations set forth in this Agreement has been reaffirmed with respect thereto at the time the most recent Availability Report was delivered to Congress;

                 (d) The Inventory was not purchased by Debtor in or as part of a "bulk" transfer or sale of assets and was not acquired in any transaction other than in the ordinary course of business unless
         (i) Debtor has complied with all applicable bulk sales or bulk transfer laws or (ii) Congress has given its prior written consent to Debtor's non-compliance with such laws in connection with an Acquisition approved by Congress as a Permitted Investment, which consent shall not be unreasonably withheld; and

                 (e)  The Inventory is at a location permitted under  Section
         8.24 hereof.

In addition, without limiting the generality of Congress' Permitted Discretion in determining eligibility, the following Inventory shall be deemed to be ineligible: raw materials, work-in-process, slow-moving items, obsolete Inventory, discontinued or close-out Inventory and any other category of Inventory that Congress deems, in the exercise of its Permitted Discretion, to be ineligible.

                 "Environmental Laws" shall mean any federal, state, district, local and foreign laws, to the extent applicable to the Debtor, and all rules, regulations, or orders issued, promulgated or entered thereunder, and any licenses, permits or other requirements issued to or for the benefit of Debtor or its Subsidiaries pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation,
(a) laws relating to the identification, reporting, generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or other handling of any pollutants, contaminants, chemicals or any other industrial, toxic or hazardous substances, materials or wastes, (b) laws relating to emission, discharge, or other release or threatened release of any pollutants, contaminants, chemicals, or any other industrial, toxic or hazardous substances, materials or wastes into the environment, and (c) laws relating to any liability for the performance or payment of the costs of any response to any release or threatened release of hazardous substances.

                 "Equipment" shall mean all of the Debtor's equipment, including, without limitation, machinery, equipment, office equipment and supplies, computers and related equipment, furniture, furnishings, tools, tooling, jigs, dies, fixtures, manufacturing implements, fork lifts, trucks, trailers, motor vehicles, and other equipment.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                 "ERISA Affiliate" shall mean with respect to any Person (i) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as such Person; (ii) a trade or business under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Person; or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as any corporation described in clause (i) above, or as any trade or business described in clause (ii) above.

                 "Event of Default" shall have the meaning set forth in Section
10.1 hereof.

                 "Existing Revolving Loans" shall mean the "Revolving Loans" outstanding under the Original Agreement on the Closing Date.

                 "GAAP" shall mean generally accepted accounting principles as in effect from time to time, consistently applied.

                 "Galco" shall mean Galco International Toys, N.V., a Netherlands Antilles corporation and a subsidiary of the Debtor, or the successor entity resulting from the merger or sale of stock or assets of such corporation to a Hong Kong corporation owned by the Debtor.

                 "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereto and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Guarantor" shall mean any guarantor of the Obligations.

                 "Hazardous Substances" shall mean any pollutants, contaminants, chemicals or toxic or hazardous substance, material or waste, including, without limitation, more than 100 gallons of petroleum (or any volume of petroleum that is released into the environment), PCBs, asbestos (when in a friable condition, when removed or contained or when required to be removed or contained pursuant to Environmental Laws), flammable explosives, radioactive materials, and any other substance, material or waste that is regulated pursuant to any Environmental Laws.

                 "Headquarters Property" shall mean the tract of real property owned by the Debtor located at 500 Forbes Boulevard, South San Francisco, California 94080, described in Schedule 1.1(a) hereto, and (i) all rights, title and interests appurtenant thereto, including, all water, water rights, reservoirs, ponds, ditches, flumes and related equipment and fixtures appurtenant to or used in connection with such real property and (ii) all buildings, parking areas and improvements, and any and all additions, alterations or appurtenances thereto now or at any time hereafter existing, placed or constructed on such real property or any part thereof.

                 "Indebtedness" of any Person shall mean, without duplication,
(i) any obligation of such Person for borrowed money, including, without limitation, (a) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments, and (b) any obligation for borrowed money which is non-recourse to the credit of such person but which is secured by any asset of such Person, up to the lesser of the amount of such obligation and the value of such asset as indicated in an appraisal delivered to Congress that is reasonably satisfactory to Congress, (ii) any obligation of such Person on account of deposits or advances, (iii) any obligation of such Person for the deferred purchase price of any property or services other than trade payables arising in the ordinary course of such Person's business, (iv) any obligation of such Person as lessee under a Capital Lease, (v) any Indebtedness of another Person secured by a Lien on any asset of such first Person up to the amount of such

Indebtedness, except that if such Indebtedness is not assumed by such first Person, then up to the lesser of the amount of such Indebtedness or the value of such asset as indicated in an appraisal delivered to Congress that is reasonably satisfactory to Congress, and (vi) any Accommodation Obligation of such Person. Notwithstanding anything to the contrary in the foregoing, the following shall not constitute "Indebtedness:" payroll liabilities, accounts payable, normal accruals and other normal and customary expenses incident to the Debtor's business incurred in the ordinary course of such business.

                 "Indemnitees" shall have the meaning set forth in Section 11.2 hereof.

                 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rules promulgated thereunder in effect from time to time.

                 "Inventory" shall mean all inventory, including, without limitation, raw materials, work in process, parts, components, assemblies, supplies and materials used, sold or consumed in Debtor's business, finished toy products and other goods, and all other inventory of whatsoever kind or nature, wherever located, whether now owned or hereafter existing or acquired by Debtor, including without limitation, all wrapping, packaging, advertising, shipping materials, and all other goods consumed in Debtor's business, all labels and other devices, names or marks affixed or to be affixed thereto for purposes of selling or of identifying the same or the seller or manufacturer thereof and all of Debtor's right, title and interest therein and thereto; Inventory shall also include all goods, wares and merchandise, finished or unfinished, held for sale or lease or furnished or to be furnished under contracts of service, and all goods returned to or repossessed by Debtor.

                 "Investment" shall mean any investment, made in cash or by delivery of any kind of property or asset, in any Person, whether by acquisition of shares of stock or similar interest, indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise.

                 "Issuing Bank" shall have the meaning set forth in Section 4.1 hereof.

                 "L/C Fee" shall have the meaning set forth in Section 4.2 hereof.

                 "Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate maximum amount available for drawing under the then outstanding Letters of Credit and (ii) any unpaid reimbursement obligations of Debtor with respect to Letters of Credit.

                 "Letters of Credit" shall mean any standby or commercial letters of credit which are now or at any time hereafter guaranteed, issued, or caused to be issued by Congress at the request of and for the account of Debtor and which have not expired or been rescinded, revoked or terminated.

                 "Lien" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible ("Property") securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictments, leases and other title exceptions and encumbrances affecting Property.

                 "Loan Documents" shall mean this Agreement, the Stock Pledge Agreement, the Patent Collateral Assignment, the Trademark Security Agreement, the Mortgage, the Revolving Note and all other security agreements, financing statements, lease assignments, guaranties, blocked account agreements, Letters of Credit and other agreements, instruments, documents and written indicia of contractual obligations between Debtor and Congress, any Affiliate of Debtor and Congress, any Person owning Collateral and Congress, any Guarantor and Congress, or any Participant and Congress delivered to Congress in connection with the Original Agreement, this Agreement or the transactions contemplated hereby, as each such document may be amended or supplemented from time to time.

                 "Material Judgment" shall mean any final judgment rendered against Debtor which (i) materially adversely affects Debtor's business, (ii) adversely affects the priority of Congress' liens or (iii) require the payment of more than $750,000.

                 "Maximum Credit" shall mean $40,000,000 or such increased amount requested by the Debtor in accordance with Section 2.3(b) hereof; provided, however, that at no time shall such amount exceed $60,000,000.

                 "Mortgage" shall mean the Deed of Trust and Assignment of Rents made by the Debtor in favor of Congress, encumbering the Headquarters Property, as amended by the Mortgage Amendment and as the same may be supplemented, amended, extended, assigned or otherwise modified from time to time.

                 "Mortgage Amendment" shall mean the Amendment to Deed of Trust and Assignment of Rents, of even date herewith, made by the Debtor in favor of Congress.

                 "Multiemployer Plan" shall mean any multiemployer plan (as such term is defined in Sections 3(37)(A) and 4001(a)(3) of ERISA) with respect to which Debtor or any ERISA Affiliate of Debtor has had an obligation to contribute that has not been satisfied.

                 "Net Amount of Eligible Accounts" shall mean, at any time, the gross amount of Eligible Accounts less (i) the Credit Reserve and less (ii) sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed.

                 "Obligations" shall mean any and all loans, Indebtedness, liabilities and obligations of any kind owing by Debtor to Congress, however evidenced, whether as principal, Guarantor or otherwise, arising under this Agreement or any other Loan Document (including, without limitation, all Letters of Credit issued hereunder) or any supplement thereto, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed or extended, and whether arising directly or acquired from others (including, without limitation, Congress' participations or interests in Debtor's obligations to others) and including, without limitation, Congress' charges, commissions, interest, expenses, costs and attorneys' and paralegal fees and disbursements chargeable to Debtor in connection with all of the foregoing.

                 "Original Agreement" shall have the meaning set forth in the preamble to this Agreement.

                 "Participant" shall mean any Affiliate of Congress or any other Person who participates in a Participation.

                 "Participation" shall mean any arrangement by which a Participant, now or at any time or times hereafter, participates (whether through the purchase of a participation or an assignment) with Congress or any other participant or assignee in the Obligations of Debtor pursuant to the Loan Documents.

                 "Patent Collateral Assignment" shall mean the Patent Collateral Assignment, dated as of April 1, 1993, between Debtor and Congress.

                 "Permitted Discretion" shall mean Congress' judgment exercised in good faith based upon Congress' consideration of any factor which Congress believes in good faith: (a) could affect the value of any Collateral, the enforceability or priority of Congress' Liens thereon, or the amount which Congress would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of any Collateral, (b) suggests that any collateral report or financial information delivered to Congress by Debtor or by Debtor's accountants or other advisors on Debtor's behalf is incomplete, inaccurate or misleading in any material respect, (c) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving Debtor or any of the Collateral, or (d) creates or, with notice or the passage of time, would create an Event of Default or a breach of any condition set forth in Section 9 hereof. In the exercise of such judgment, Congress may take into account factors which are already included in or tested by the definitions of Eligible Accounts or Eligible Inventory, as well as any of the following: (i) the current financial and business climate of Debtor's industry (giving due regard to the Debtor's position within such industry) and general macroeconomic conditions which impact Debtor's cost structure, (ii) material changes in the average collection history and the average dilution with respect to the Accounts, (iii) changes in levels of back-orders and demand for, and pricing of, Inventory, (iv) changes in any concentration of risk with respect to Accounts and Inventory and (v) any other factors that change the credit risk of lending to Debtor based upon the security of the Collateral. The burden of establishing Congress' lack of good faith shall be on Debtor.

                 "Permitted Indebtedness" shall mean (i) the Obligations; (ii) Indebtedness issued in exchange for, or the proceeds of which are used to refinance or refund, outstanding Indebtedness, other than Indebtedness incurred pursuant to clause (i) or (iii), so long as the principal amount of the Indebtedness so issued does not exceed the principal amount of, premium, if any, and accrued interest on the Indebtedness so exchanged, refinanced or refunded; (iii) Indebtedness of Debtor incurred in connection with the redemption, acquisition or other retirement for value of capital stock of Debtor or a Subsidiary, stock options or stock appreciation rights held by officers, employees or employee benefit plans upon death, disability, retirement or termination of employment so long as the amount of such Indebtedness at any one time outstanding does not exceed $250,000; (iv) Indebtedness of Galco in an aggregate amount not to exceed at any one time $1,000,000; (v) Indebtedness assumed as part of an Acquisition in an aggregate amount not to exceed at any one time an amount to be determined by Congress at the time of its approval of the Acquisition; (vi) Indebtedness secured by a mortgage on the Headquarters Property in an amount not to exceed $5,000,000, which mortgage may be a first priority mortgage; (vii) Indebtedness described on Schedule 1.1(b) hereto; (viii) Indebtedness permitted under Section 8.7 hereof; and (ix) Indebtedness owed pursuant to the Convertible Subordinated Debentures.

                 "Permitted Investments" shall mean any of the following: (i) any Investment in Galco existing on the date hereof and described on Schedule 1.1(c) hereto; (ii) any additional Investment in Galco after the date hereof, to the extent that the cumulative amount of such additional Investments do not exceed $250,000 in the aggregate; (iii) Acquisitions; (iv) any Investment in Debtor by any Subsidiary; (v) loans or advances to employees made in the ordinary course of business and consistent with past practices of Debtor and its Subsidiaries; (vi) sales of goods on trade credit terms, consistent with the past practices of Debtor or any Subsidiary or as otherwise consistent with trade credit terms in common use in the industry; (vii) negotiable instruments held for collection, lease, utility and other similar deposits, or stock, obligations or securities received in settlement of debts owing to Debtor or a Subsidiary as a result of foreclosure, perfection or enforcement of any Lien, in each case as to debt that arose in the ordinary course of business of Debtor or any such Subsidiary; and (viii) as long as there are no Obligations outstanding under this Agreement (other than the aggregate maximum amount available for drawing under the then outstanding Letters of Credit), investments in Cash Equivalents, provided that, unless waived in writing by Congress, Debtor shall take any actions deemed necessary by Congress to perfect its security interest in such Cash Equivalents; provided, however, that, with respect to any Investment by Debtor described in clause (ii) or (iii) of this definition, all of the following conditions must have been satisfied:

                 (a) The aggregate amount of Revolving Loans available to Debtor pursuant to Section 2 hereof minus the outstanding Revolving Loans minus the face amount of the Letters of Credit minus the total amount of such Investment ("Availability") immediately after such Investment is made is not less than $1,500,000;

                 (b) The Availability (determined for the days during which the applicable loans were outstanding) for the 30 days preceding the date of the making of such Investment is not less than $1,500,000;

                 (c) Debtor shall have delivered financial projections (setting forth the reasonable assumptions therefor approved by Congress) for the 90-day period subsequent to the date of the making of such Investment demonstrating that the Availability is not less than $1,500,000 at any time during such 90-day period. Such financial projections shall be accompanied by a certificate signed by an officer of Debtor stating that, to the best knowledge of such officer, such financial projections are based upon reasonable assumptions of fact, no known material facts are inconsistent with such projections, and such projections accurately reflect such officer's expectations for Debtor during the period covered by such projections;

                 (d) Debtor's accounts payable are all current or are paid to an extent and in a manner which Congress, in its Permitted Discretion, deems satisfactory;

                 (e)  There shall not have occurred an Event of Default; and

                 (f) At least five days (or such shorter time as Congress agrees) prior to the making of such Investment, Debtor shall have provided Congress with written notice which (i) sets forth the total amount of such Investment, (ii) has attached to it a certified aging report which contains information to verify the satisfaction of the condition set forth in clause (d) above, and (iii) certifies that the conditions set forth in clauses (a) through
(e) above shall have been satisfied as of the date on which such Investment is to be made;

provided, further, that with respect to any Investment by Debtor described in clause (iii) of this definition, all of the following additional conditions must have been satisfied:

                 (g) Congress shall have completed its due diligence inspection, testing, credit investigation, analysis and review of the assets and liabilities of the proposed target company and shall be satisfied with the results thereof in all respects; and

                 (h) the structure and documentation of the Acquisition shall be in form and substance reasonably satisfactory to Congress and its counsel in all material respects.

                 "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                 "Pledged Securities" shall mean and include (i) one share less than sixty-six and two-thirds percent (66.67%) of the issued and outstanding shares of Galco, or such lesser percentage of such shares as Congress may require in the exercise of its Permitted Discretion because of the adverse tax impact on the Debtor of the pledge of such shares, (ii) all of the issued and outstanding shares, whether now owned or hereafter acquired by Debtor, of the capital stock of any Subsidiaries of the Debtor other than the inactive Subsidiaries set forth on Schedule 1.1(d) hereto, (iii) all shares of any other Person owned or held by the Debtor which, after the date of the Original Agreement, is or becomes a Subsidiary of the Debtor and (iv) any shares, stock, certificates, instruments, warrants, options or rights issued as an addition to, in substitution of, or in exchange for any such shares described in the preceding clauses, and any and all proceeds thereof and dividends and distributions with respect thereto, now or hereafter owned or acquired by Debtor.

                 "Prime Rate" shall mean the prime commercial interest rate from time to time publicly announced by The Philadelphia National Bank, incorporated as CoreStates Bank, N.A., Philadelphia, Pennsylvania, whether or not such announced rate is the best rate available at such bank.

                 "Prohibited Transaction" shall mean any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) to which a statutory, regulatory, class or individual exemption does not exist.

                 "Records" shall mean all books, records, documents, ledger cards, computer programs, and other property and general intangibles evidencing or relating to the Accounts, the Inventory, the Equipment and any other Collateral or any Account Debtor, together with the file cabinets or containers in which the foregoing are stored.

                 "Reportable Event" shall mean any event described in Section 4043(b)(6) of ERISA and the regulations issued thereunder.

                 "Revolving Loans" shall mean the loans advanced pursuant to
Section 2 hereof.

                 "Revolving Note" shall have the meaning set forth in Section 9.1(b)(ii) hereof.

                 "Rollover Advance" shall mean the rollover of the Existing Revolving Loans into Revolving Loans hereunder.

                 "Stock Pledge Agreement" shall mean the Stock Pledge Agreement, dated as of April 1, 1993, between Debtor and Congress.

                 "Subsidiary" shall mean any Person of which or in which Debtor and its other Subsidiaries own directly or indirectly more than fifty percent (50%) of (i) the combined voting power of all classes of stock having general voting power to elect a majority of the board of directors of such Person, if it is a corporation, (ii) the capital interest or profit interest of such Person, if it is a partnership, or (iii) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

                 "Taxes" with respect to any Person shall mean taxes, assessments or other governmental charges or levies imposed upon such Person, its income or any of its properties, franchises or assets.

                 "Termination Event" shall mean (i) with respect to any Benefit Plan, a Reportable Event; (ii) the withdrawal of Debtor or any of its ERISA Affiliates from a Benefit Plan during a Plan Year (as defined in Section 3(39) of ERISA) in which it is a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the provision by Debtor or any of its ERISA Affiliates to participants and other affected parties of a written notice of intent to terminate a Benefit Plan in a distress termination described in
Section 4041(c) of ERISA; (iv) the institution of proceedings to terminate a Benefit Plan of Debtor or any of its ERISA Affiliates by the Pension Benefit Guaranty Corporation; (v) the Pension Benefit Guaranty Corporation's application under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan of Debtor or any of its ERISA Affiliates; or (vi) the partial or complete withdrawal (within the meaning of Sections 4205 and 4203, respectively, of ERISA) of Debtor or any of its ERISA Affiliates from a Multiemployer Plan.

                 "Trademark Security Agreement" shall mean the Amended and Restated Trademark Agreement, of even date herewith, in which, among other things, Debtor (i) grants to Congress a security interest in certain trademarks, (ii) upon an Event of Default, grants to Congress a license to use such trademarks and (iii) upon an Event of Default, if requested by Congress, agrees to assign to Congress all of its right, title and interest in and to such trademarks.

                 "Value" shall mean FIFO cost or market price, as determined by Congress, whichever is lower.

                 1.2 Interrelationship with the Original Agreement. As stated in the preamble hereof, this Agreement is intended to amend and restate the provisions of the Original Agreement and, notwithstanding the substitution of the Revolving Note on the Closing Date, the Debtor and Congress agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) the satisfaction of each of the conditions set forth in
Section 9 hereof, the terms and provisions of the Original Agreement shall be and hereby are amended and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Existing Revolving Loans made and Obligations incurred under the Original Agreement which are outstanding on the Effective Date shall continue as Revolving Loans and Obligations under (and shall be governed by the terms of) this Agreement. All references in the Revolving Note and the other Loan Documents to the Original Agreement, as it may be amended from time to time, shall be deemed to include references to this Agreement.

                 SECTION 2.  LOANS; TERM; EARLY TERMINATION

                 2.1 Revolving Loans. On the terms and conditions set forth in this Agreement, Congress agrees to roll over Existing Revolving Loans into Revolving Loans and to continue, in the exercise of its Permitted Discretion, to make Revolving Loans (net of applicable reserves pursuant to Section 4.1 hereof) to Debtor from time to time, at Debtor's request, of (a) up to seventy five percent (75%) of the Net Amount of Eligible Accounts (or such greater or lesser percentage thereof as Congress shall, in the exercise of its Permitted Discretion, determine from time to time), plus (b) up to the following percentages of the Value of Eligible Inventory during the relevant periods set forth below (or such greater or lesser percentages thereof as Congress shall, in the exercise of its Permitted Discretion, determine from time to time):

                 Period                                     Percentage
                 ------                                     ----------
         March 15 through September 30                         50%
         October 1 through March 14                            35%

less (c) the Letter of Credit Outstandings, and less (d) such reserves as Congress may, in its Permitted Discretion, establish from time to time, including reserves on account of judgments not yet satisfied. Except as may be expressly permitted by Congress in Congress' sole discretion, the outstanding aggregate principal amount of Advances by Congress to Debtor hereunder with respect to Eligible Inventory shall not exceed, at any time, the lesser of (a) the aggregate amount of the above percentages of Value of the above categories of Eligible Inventory or (b) $8,000,000. The Revolving Loans made pursuant to this Section 2.1 shall be repaid in full upon termination of this Agreement in accordance with Section 2.5 hereof. On each day that Debtor shall request an Advance, and on any other day that Congress may reasonably request, Debtor shall deliver to Congress an assignment schedule, a remittance report and a report of credit returns and allowances together with such other documents as Congress may reasonably request, including, without limitation, documents setting forth total sales, total non-cash credits and cash collections of Debtor. In addition, Debtor shall furnish to Congress on the first Business Day of each week, and on any other day that Congress may reasonably request, an Availability Report as of the last Business Day of the preceding week or as of such other date as Congress may reasonably request. In no event shall the information set forth in the Availability Report or otherwise delivered to Congress in connection therewith limit Congress' Permitted Discretion to determine the Eligible Accounts, the Eligible Inventory, the Net Amount of Eligible Accounts or the Value of Eligible Inventory.

                 2.2 Loan Account. All loans shall be charged to a loan account in Debtor's name on Congress' books. Congress shall render to Debtor each month a statement of Debtor's loan account, which shall be considered correct and deemed accepted by, and conclusively binding upon, Debtor as an account stated, except to the extent that Congress receives a written notice of any specific exceptions by Debtor thereto within 30 days after the date of such statement.

                 2.3  Maximum Loan Amount.

                 (a) Except as may be expressly permitted by Congress in Congress' sole discretion, the outstanding aggregate principal amount of all Advances by Congress to Debtor hereunder or under any supplement hereto shall not exceed the Maximum Credit at any time.

                 (b) Upon at least five (5) Business Days written notice to Congress, the Debtor may request a permanent increase in the Maximum Credit available hereunder in multiples of $5,000,000 up to an aggregate Maximum Credit amount of $60,000,000. Such increase shall be effective on the date set forth by the Debtor in the notice (which date shall not be earlier than the fifth Business Day after receipt of such notice), subject to the payment of the fee required by Section 3.7 hereof.

                 (c) Without limiting Congress' right to demand payment of the Obligations, or any portion thereof, in accordance with any other terms of this Agreement, or any supplement hereto, in the event that the outstanding aggregate principal amount of Advances by Congress to Debtor exceeds the Maximum Credit or the formula set forth in Section 2.1 hereof, Debtor shall remain liable therefor and the entire amount of such excess(es) shall, at Congress' option, become immediately due and payable upon Congress' demand, and all payments thereof shall be applied to the Revolving Loans or to cash collateralize any outstanding Letters of Credit.

                 2.4  Amounts Charged to Debtor's Account; Place of Payment.
At Congress' option, all principal, interest, fees, commissions, costs, expenses or other charges with respect to this Agreement or any other Loan Document and any and all loans and Advances by Congress to Debtor may be charged directly to Debtor's account maintained by Congress. All loans shall be payable at Congress' office specified above or at such other place as Congress may hereafter designate from time to time and, at Congress' option and upon Congress' request, Debtor shall execute and deliver to Congress one or more promissory notes in form and substance reasonably satisfactory to Congress to further evidence such loans.

                 2.5 Term of Agreement. This Agreement shall be effective as of its date and shall continue in full force and effect for a term ending on March 31, 1997 unless sooner terminated pursuant to the terms hereof. This Agreement may be renewed for one year from the termination date hereof, or any future termination date, upon the mutual agreement of the Debtor and Congress no later than 60 days prior to such termination date. Congress shall have the right to terminate this Agreement immediately at any time upon the occurrence of an Event of Default. No termination of this Agreement, however, shall relieve or discharge Debtor of its duties, obligations and covenants hereunder until all Obligations have been paid in full, and Congress' continuing security interest in the Collateral shall remain in effect until such Obligations have been fully discharged.

                 2.6  Early Termination.  If Congress terminates this Agreement
(i) upon the occurrence of an Event of Default (other than an Event of Default arising out of the Debtor's inability to repay), and Congress is repaid prior to March 31, 1997, (ii) at Debtor's request (other than because the Debtor is required to pay amounts under Section 11.3 hereof), and Congress is repaid prior to March 1, 1997 or (iii) at Debtor's request, and Congress is repaid on or after March 1, 1997 and prior to March 31, 1997 from any source other than from the proceeds of an offering of equity or unsecured Indebtedness of the Debtor, in view of the impracticability and extreme difficulty in ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Congress' lost profits as a result thereof, Debtor hereby agrees that it shall pay to Congress, upon the effective date of such termination, an early termination fee in an amount equal to one percent (1.00%) of the Maximum Credit; provided, however, that if the Debtor wishes to terminate this Agreement because it is required to pay amounts under Section 11.3 hereof, it shall notify Congress of such intent to terminate within thirty (30) days of the charging of such amounts by Congress, and, unless Congress agrees to waive the payment of such amounts within fifteen (15) days of such notice, this Agreement will terminate no later than ninety (90) days from such notice. Such termination fee shall be presumed to be the amount of damages sustained by said early termination and Debtor agrees that it is reasonable under the circumstances currently existing. The early termination fee provided for in this Section 2.6 shall be deemed included in the Obligations.

                 SECTION 3.  INTEREST AND FEES.

                 3.1 Interest. Interest shall be payable by Debtor to Congress in arrears on the first day of each month upon the closing daily balances in Debtor's loan account for each day during the immediately preceding month, at a rate equal to one percent (1.00%) per annum in excess of the Prime Rate. The interest rate charged hereunder shall increase or decrease by an amount equal to each increase or decrease, respectively, in the Prime Rate, effective on the first day of the month after any change in the Prime Rate based on the Prime Rate in effect on the last day of the month in which any such change occurs.

                 3.2 Default Interest Rate. On and after the date of any Event of Default or termination or non-renewal hereof, Congress may elect to charge and collect interest on all outstanding unpaid Obligations at a rate equal to two percent (2%) per annum in excess of the pre-default rate set forth above from the date of such Event of Default or termination or non-renewal, and all interest accruing hereunder shall thereafter be payable on demand.

                 3.3 Interest Calculation. Interest shall be calculated for actual days elapsed on the basis of a 360-day year and shall be included in each monthly statement of Debtor's loan account. Congress shall have the right, at Congress' option, to charge all interest to Debtor's loan account on the first day of each month, and such interest shall be deemed to be paid by the first amounts subsequently credited thereto. In no event shall charges constituting interest, payable by Debtor under this Agreement or any other Loan Document, exceed the rate permitted under any applicable law or regulation, and if any part or provision of this Agreement or other Loan Document is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

                 3.4 Unused Line Fee. If the average outstanding daily principal balance of the sum of all Revolving Loans plus Letter of Credit Outstandings in any calendar month shall be less than the Maximum Credit, Debtor shall pay to Congress in arrears on or before the tenth (10th) day of the next succeeding calendar month an unused line fee equal to one quarter of one percent (0.25%) per annum upon the difference between (A) the average outstanding daily principal balance of all such Revolving Loans plus Letter of Credit Outstandings in respect of such month and (B) the greater of (i) the applicable base amount for such month as set forth below or (ii) the percentage for such month as set forth below of the Maximum Credit:

         Period                  Amount           Percentage
         ------                  ------           ----------
January through June             $22,500,00       56.25%
July through August              $30,000,00       75.00%
September through November       $40,000,00       100.00%
December                         $22,500,00       56.25%

                 3.5 Management Fee. Debtor shall pay to Congress a fee in an amount equal to $12,500 on or before the tenth (10th) day of each calendar quarter, in respect of Congress' collateral management services for such quarter during the term, including all renewal terms, of this Agreement or so long as any of the Obligations are outstanding. The management fee is intended to cover Congress' internal costs of (i) monitoring the Collateral, (ii) performing Congress' routine field examinations and (iii) other loan administration activities performed by Congress, in each case in the ordinary course prior to the occurrence of an Event of Default. From and after the occurrence of an

Event of Default, all such out-of-pocket costs and expenses of Congress incurred in connection with such activities shall be payable by Debtor.

                 3.6 Closing Fees. Debtor shall pay Congress closing fees in an amount equal to $100,000, payable on the date hereof.

                 3.7 Maximum Credit Increase Fee. Debtor shall pay Congress a fee in the amount of $50,000 for each $5,000,000 increase in Maximum Credit requested pursuant to Section 2.3(b) hereof, payable on the date on which such increase becomes effective in accordance with such Section.


                 SECTION 4.  LETTER OF CREDIT FACILITY.

                 4.1 Letter of Credit Facility. Subject to the terms and conditions of this Agreement, and provided there does not then exist an Event of Default, or any event or condition which, with notice, lapse of time and/or the issuance of such Letter of Credit, would constitute an Event of Default, Congress shall, upon Debtor's request and upon execution and delivery of whatever documents or applications Congress, in its sole discretion, may require of Debtor, guarantee or cause to be issued one or more Letters of Credit. All such Letters of Credit shall be issued by banks or other financial institutions designated by Congress in its sole discretion (an "Issuing Bank"), and Congress makes no representation to Debtor that any particular bank or financial institution will serve as Issuing Bank hereunder. The aggregate face amount of all Letters of Credit outstanding at any time shall not exceed $4,000,000, and each Letter of Credit shall be in form and substance satisfactory to Congress. In no event shall any Letter of Credit be issued if the face amount of such proposed Letter of Credit exceeds the amount then available for Revolving Loans pursuant to the formula set forth in Section 2.1 hereof. In addition, Congress may, in the exercise of its reasonable discretion, reserve from the availability of Revolving Loans the expected amount of any import duties, insurance and freight which may be applicable to any goods being acquired in connection with the issuance of any Letter of Credit. Debtor shall reimburse Congress on demand for any and all amounts which Congress at any time pays with respect to a Letter of Credit including, without limitation, application fees, opening fees, bank charges, commissions and all other fees, expenses and amounts of any nature whatsoever payable to the Issuing Bank and for any other out-of-pocket costs, fees, commissions and expenses incurred by Congress in connection with the application for and issuance of any Letter of Credit. Congress shall have the right, at its option, to charge all such Letter of Credit charges to Debtor's loan account on the first day of each month, and such charges shall be deemed to be paid, after amounts charged pursuant to Section 2.4 hereof are paid, by the first amounts subsequently credited thereto.

                 4.2 Letter of Credit Fees. In addition to any fees, expenses, commissions or other amounts payable to Congress or the Issuing Bank pursuant to Section 4.1 hereof, for each outstanding Letter of Credit, Debtor shall pay to Congress each month in advance a fee (an "L/C Fee") equal to (i) one-half percent (.50%) of the average daily face amount of such Letter of Credit for the initial 60 days after issuance, and (ii) two-tenths of one percent (.20%) of the average daily face amount of such Letter of Credit thereafter; provided, however, if any Letter of Credit expires with any amount remaining undrawn thereunder the L/C Fee shall continue until the earlier of
(i) the payment of any undrawn amount under such Letter of Credit or (ii) a period of 30 days after the stated expiration of such Letter of Credit. On and after the occurrence of an Event of Default or termination of this Agreement, Congress may, in its sole discretion, elect to charge and collect an L/C Fee not in excess of (i) the applicable L/C Fee due and owing pursuant to the immediately preceding sentence, plus (ii) two percent (2.00%) per annum on the average daily face amount of each Letter of Credit. All L/C Fees shall be computed on the basis of a 360-day year for the actual number of days elapsed. The L/C Fee for each Letter of Credit shall be payable in advance (i) upon the issuance of such Letter of Credit for the number of days remaining in the month during which such Letter of Credit is issued and (ii) thereafter, monthly, on the first day of each month during which such Letter of Credit remains outstanding. Any L/C Fees not paid upon these terms shall immediately constitute part of the Obligations and shall be payable by Debtor to Congress in accordance with the terms of this Agreement.

                 4.3 Letter of Credit Risks. Debtor assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications, Congress, its correspondents and agents, the Issuing Bank and any correspondent banks or financial institutions used in connection with the issuance of Letters of Credit, shall not be responsible: (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (g) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (h) for any consequences arising from causes beyond the control of Congress, the Issuing Bank or of the various correspondents, agents, and banks or financial institutions used in connection with the issuance of Letters of Credit, including, without limitation, any governmental acts. In furtherance of the foregoing, and without limiting the generality thereof, Debtor agrees to indemnify and hold harmless Congress, and any such correspondent, agent, and bank or financial institution used in connection with the issuance of Letters of Credit, from and against each and every claim which might arise against them by reason of any transfer, sale, delivery, surrender or endorsement of any bill of lading, warehouse receipt or other document held by Congress or for its account, except to the extent that it is finally determined by a court of competent jurisdiction that such claim shall have resulted from their own fraud or gross negligence. None of the above shall affect, impair, or prevent the vesting of any of Congress' rights or powers hereunder, or Debtor's obligation to make reimbursement.

                 4.4  Letter of Credit Claims.  Debtor shall promptly examine
(a) the copy of any Letter of Credit, including any amendments thereof, sent to it by or on behalf of Congress and (b) all documents and instruments delivered to it by or on behalf of Congress in connection with such Letters of Credit.
In the event of any claim of noncompliance with Debtor's instructions or other irregularity, Debtor will immediately notify Congress thereof in writing. Debtor will be conclusively deemed to have waived any such claim against Congress, the Issuing Bank, their respective correspondents and agents, and any banks or other financial institutions used in connection with the issuance of Letters of Credit, unless such notice is given as aforesaid.


                 SECTION 5.  SECURITY INTEREST AND COLLATERAL.

                 5.1 Grant of Security Interest. As security for the prompt performance, observance and payment in full of all Obligations, Debtor hereby grants to Congress a continuing security interest in, the following (which, together with any of Debtor's other property in which Congress may at any time have a Lien, whether pursuant to this Agreement, any other Loan Document or otherwise, are herein collectively referred to as the "Collateral"):

All present and future

                 (a)      Accounts;

                 (b) moneys, securities and other property (including all Cash Equivalents) and the proceeds thereof, now or hereafter held or received by, or in transit to, Congress from or for Debtor, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of Debtor's deposits (general or special), balances, sums and credits with Congress at any time existing;

                 (c)      Inventory;

                 (d)      Equipment;

                 (e)      Pledged Securities;

                 (f) right, title and interest of Debtor, and all of Debtor's rights, remedies, security and liens, in, to and in respect of the Accounts and other Collateral, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligation of any Account Debtor, and credit and other insurance;

                 (g) right, title and interest of Debtor in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, any Accounts or other Collateral, including without limitation, all returned, reclaimed or repossessed goods;

                 (h)      deposit accounts of Debtor;

                 (i)      Records;

                 (j) general intangibles of every kind and description of Debtor and licenses, to the extent reasonably necessary to facilitate liquidation of other Collateral;

                 (k)      the Headquarters Property; and

                 (l) products and proceeds of the foregoing, in any form, including, without limitation, identifiable proceeds in deposit accounts of Debtor, insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.

                 SECTION 6. COLLECTION AND ADMINISTRATION OF ACCOUNTS AND CASH MANAGEMENT RELATIONSHIPS.

                 6.1 Collection by Debtor. Until Debtor's authority to do so is curtailed or terminated at any time by Congress, Debtor shall, at its expense, collect all remittances and all amounts unpaid on Accounts and all other Collections, and Debtor shall not commingle such Collections with Debtor's funds. Debtor shall, on the day received, remit all Collections to Congress in the form received, duly endorsed by Debtor for deposit with Congress, unless Congress shall direct Debtor otherwise. All amounts collected on Accounts, when received by Congress, shall be credited to Debtor's loan account after adding one and one-half Business Days for collection, clearance and transfer of remittances, conditional upon final payment to Congress.

                 6.2 Rights of Inspection. Congress or Congress' representatives shall at all reasonable times have free access to and right of inspection of the Collateral and have full access to and the right to examine and make copies of Debtor's Records, to confirm and verify all Accounts, to perform general audits and to do whatever else Congress deems reasonably necessary to protect its interests. Congress may, at any time that an Event of Default has occurred and is continuing, remove from Debtor's premises or require Debtor, or require Debtor to instruct any accountants and auditors employed by Debtor, to deliver any Records and Congress may, without cost or expense to Congress, use such of Debtor's personnel, supplies, computer equipment and space at Debtor's places of business as may be reasonably necessary for the handling of Collections.

                 6.3 Reclaimed Goods; Account Adjustments. Debtor shall, as soon as practicable upon obtaining knowledge thereof, report to Congress, in each Availability Report and the related reports and schedules delivered in connection therewith, (a) all reclaimed, repossessed and returned goods and (b) all Account Debtor claims and any other matter affecting the value, enforceability or collectability of any of the Accounts. All claims and disputes relating to Accounts are to be promptly adjusted within a reasonable time, at Debtor's own cost and expense. Congress may, after the occurrence of an Event of Default, settle, adjust or compromise claims and disputes relating to Accounts which are not adjusted by Debtor within a reasonable time.

                 6.4 Lockboxes. Without limiting the generality of Congress' discretion regarding Debtor's collection and administration of Accounts as provided in Sections 6.1, 6.2 and 6.3 hereof, Debtor shall at all times hereafter maintain lockboxes ("Lockboxes") with such banks as are acceptable to Congress ("Collecting Banks") to which Debtor shall promptly remit, and shall direct its Account Debtors to remit, all payments on Accounts and all payments made for Inventory or other payments constituting proceeds of Collateral in the identical form in which such payments are made, whether by cash or check. The Collecting Banks shall acknowledge and agree, in a manner satisfactory to Congress, that all payments made, and items submitted, to the Lockboxes are the sole and exclusive property of Congress and the Debtor, that the Collecting Banks have no right to setoff against the Lockboxes and that the Collecting Banks will wire, or otherwise transfer immediately available funds in a manner satisfactory to Congress, collected funds deposited into the Lockboxes to Congress on a daily basis. Debtor hereby agrees that all payments made to such Lockboxes or otherwise received and collected by Congress, whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Congress and for purposes of calculating (i) interest on the Obligations, will be applied (which application shall be conditional upon final collection) on account of the Obligations upon the expiration of one and one-half Business Days following the date of receipt by Congress of funds or other items of payment from the Collecting Banks and (ii) availability of Advances to Debtor in accordance with the guidelines set forth in Section 2 hereof, will be applied (which application shall be conditional upon final collection) on account of the Obligations upon receipt by Congress from such Collecting Banks. Debtor agrees to pay Congress any and all reasonable fees and actual costs and expenses, that Congress incurs in connection with opening and maintaining the Lockboxes and depositing for collection by Congress any check or item of payment received and/or delivered to the Collecting Banks or Congress on account of the Obligations; and Debtor agrees to reimburse Congress for any amounts paid to any Collecting Bank arising out of Congress' indemnification of such Collecting Bank against damages incurred by the Collecting Banks in the operation of the Lockboxes.


                 SECTION 7.  REPRESENTATIONS AND WARRANTIES.

                 Debtor hereby represents and warrants to Congress as of the date hereof and continuing so long as any Obligations remain outstanding, and (even if there shall be no Obligations outstanding) so long as this Agreement remains in effect, the following, the truth and accuracy of which, or compliance with, being a continuing condition of the making of Advances hereunder by Congress:

                 7.1 Collateral Ownership. Other than the Liens permitted under Section 8.4 hereof, Debtor is and shall be, with respect to all Collateral now existing or hereafter acquired, the owner of such Collateral free from any Lien, security interest, claim or encumbrance of any kind, except in Congress' favor and as otherwise consented to in writing by Congress, and Debtor shall defend the same against the claims of all Persons.

                 7.2 Location of Records. The office where Debtor keeps Debtor's Records, Debtor's chief executive office, all of Debtor's other places of business, and all locations and places of business of each of Debtor's Subsidiaries as of the date hereof are set forth on Schedule 7.2 hereto.

                 7.3  Representations as to Eligible Accounts.

                 (a) Each Account classified by Debtor as an "Eligible Account" on the most recently submitted Availability Report delivered to Congress represents a valid and legally enforceable Indebtedness based upon an actual and bona fide sale and delivery of goods or rendition of services in the ordinary course of Debtor's business which has been finally accepted by the Account Debtor and for which the Account Debtor is unconditionally liable (except for return rights for defective products) to make payment of the amount stated in each invoice, document or instrument evidencing the Eligible Account in accordance with the terms thereof, without offset, defense or counterclaim, and is expected by Debtor to be paid in full at maturity; and

                 (b) All statements made and all unpaid balances appearing in the invoices, documents and instruments evidencing each Eligible Account are true and correct in all material respects and are in all respects what they purport to be and, to the Debtor's knowledge, all signatures and endorsements that appear thereon are genuine and all signatories and endorsers have full capacity to contract and each Account Debtor is financially able to pay in full the Eligible Account when it matures. None of the transactions underlying or giving rise to any Account violate any state or federal laws or regulations, and all documents relating to the Accounts are legally sufficient in all material respects under such laws or regulations and are legally enforceable in accordance with their terms and all recording, filing and other requirements of giving public notice under any applicable law have been duly complied with in all material respects.

                 7.4  Investigations and Litigation.  Except as set forth on
Schedule 7.4 hereto, there is no present investigation by any governmental agency pending or, to the best of Debtor's knowledge, threatened against Debtor. Except as otherwise disclosed to Congress in writing prior to the date hereof, there is no action, suit, proceeding or claim pending or, to the best of Debtor's knowledge, threatened against Debtor or its assets or goodwill, or affecting any transactions contemplated by this Agreement or any of the other Loan Documents before any court, arbitrator, or governmental or administrative body or agency which, if adversely determined with respect to Debtor, would result in any material adverse change in Debtor's business, properties, assets (tangible or intangible), goodwill, or condition (financial or otherwise).

                 7.5 Non-Contravention. The execution, delivery and performance of this Agreement or any of the other Loan Documents are within Debtor's corporate powers, have been duly authorized, are not in contravention of (a) any indenture, agreement or undertaking to which Debtor is a party or by which it is bound, (b) law, or (c) the terms of Debtor's Articles of Incorporation or by-laws.

                 7.6 Corporate Organization; Foreign Qualification; Subsidiaries. Debtor is a corporation duly organized and in good standing under the laws of the State of Delaware. Debtor is duly qualified as a foreign corporation in all other states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary. The corporations listed on Schedule 7.6 hereto are all of the Subsidiaries and are duly organized and in good standing in their respective states, provinces or countries shown on Schedule 7.6.

                 7.7   Use of Corporate Name.       Except as otherwise
disclosed to Congress prior to the date hereof, Debtor has not used and has no current plans to use, any corporate or fictitious name other than the corporate name shown on Debtor's Articles of Incorporation.

                 7.8   No Default Under Other Contracts.    Except as otherwise
disclosed to Congress in writing prior to the date hereof, Debtor is not in default under any material contract, lease or commitment to which it is a party or by which it is bound. Debtor knows of no disputes regarding any such contract, lease or commitment that is material to the financial position and well- being of Debtor.

                 7.9   Compliance with Laws.  Except as set forth on Schedule
7.9 hereto, Debtor and each of its Subsidiaries are in compliance in all material respects with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities (excluding Environmental Laws) relating to the business operations and the assets of Debtor and such Subsidiaries the violation of which might materially adversely affect the conditions (financial or otherwise), operations, properties or prospects of Debtor or any such Subsidiary.

                 7.10  Adequate Licenses, Patents, etc..    Debtor possesses
adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications and trade names to continue to conduct its business as heretofore conducted. All such licenses are listed on Schedule
7.10 attached hereto and made a part hereof.

                 7.11  ERISA.





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


                 (a) Except as set forth on Schedule 7.11(a) hereto (i) neither Debtor nor any Subsidiary has received from any Governmental Authority any notice to the effect that any of them is not in compliance with any of the requirements of ERISA and the regulations promulgated thereunder (including, without limitation, minimum funding requirements); (ii) to the best of Debtor's knowledge, there exists no Reportable Event with respect to any Benefit Plan maintained by Debtor or any of its ERISA Affiliates which could result in a material liability to Debtor or its Subsidiaries; and (iii) neither Debtor nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA with respect to any Multiemployer Plan that has not been satisfied.

                 (b) As of the date hereof, neither Debtor nor any ERISA Affiliate of Debtor is a party to, or is obligated to contribute under, any defined benefit plan (as defined in ERISA) or a Multiemployer Plan except as set forth on Schedule 7.11(b).

                 7.12 Solvency. Debtor is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business and all businesses in which it is about to engage. Debtor will not be rendered insolvent by the execution and delivery of this Agreement or any of the other agreements, documents or instruments executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

                 7.13 Environmental. Except as set forth on Schedule 7.13 hereto, to the knowledge of Debtor ("knowledge" for purposes hereof shall mean the actual knowledge of William G. Catron or other officers or employees charged by Debtor's board of directors (or a duly designated committee thereof) or executive officers with responsibility for environmental or legal matters):
(a) the operations and facilities owned or controlled by Debtor or any of its Subsidiaries (i) are in compliance in all material respects with all Environmental Laws, (ii) are not the subject of any United States federal or state or Canadian federal or provincial investigation of which Debtor or any of its Subsidiaries has notice evaluating whether any remedial action is required or purported to be required pursuant to any Environmental Laws to respond to a release of any Hazardous Substance into the environment, and (iii) are not contaminated with any Hazardous Substance that may reasonably be expected to require a remedial action requiring the expenditure of $250,000 or more in remediation costs; and (b) neither Debtor nor or any of its Subsidiaries has received written notice to the effect that any of them is or may be liable to any Person (including, without limitation, any individual or government, whether federal, state, provincial, or local) as a result of the release or threatened release of any Hazardous Substance into the environment.





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


                 7.14  Representations as to Inventory and Equipment.

                 (a) Debtor is and shall be, with respect to the Equipment, the owner of such Equipment free from any lien, security interest, claim and encumbrance of any kind, except in Congress' favor or as permitted by Section 8.4(d) hereof.

                 (b) All of the Collateral is located at the addresses set forth on Schedule 7.14(b) hereto or at such other addresses as are hereafter approved in writing by Congress pursuant to Section 8.24 hereof.

                 (c) The Inventory and the Equipment are and shall be used in Debtor's business and not for personal, family, household or farming use.

                 (d) The Equipment is now and shall remain personal property. Debtor shall not permit any of the Equipment to be or become a part of or affixed to real property without (i) prior written notice to Congress and
(ii) first making all arrangements, and delivering or causing to be delivered to Congress, such agreements and other documentation requested by Congress for the protection and preservation of Congress' security interests and liens, in form and substance reasonably satisfactory to Congress, including, without limitation, waivers and subordination agreements by any landlords or mortgagees of statutory and non- statutory liens and rights of distraint.

                 7.15  Location of Cash Accounts.  Except as set forth on
Schedule 7.15 hereto, Debtor has no cash accounts with any bank, savings and loan or similar institution, and Schedule 7.15 accurately reflects the location of each such account.

                 7.16 Financial Statements. All financial statements, including the notes thereto, provided to Congress by Debtor fairly present the financial condition of Debtor as of the respective dates thereof, all Indebtedness of Debtor is reflected thereon or has been previously disclosed to Congress in writing, and there has been no material adverse change in Debtor's operations, properties, assets (tangible or intangible) or condition (financial or otherwise) since December 31, 1994.

                 7.17 Internal Controversies. There are no controversies pending or, to the best of Debtor's knowledge, threatened between Debtor or any Subsidiary of Debtor and any of its employees (other than employee grievances arising in the ordinary course of business) which, if adversely determined with respect to Debtor, would result in any material adverse change in Debtor's business, properties, assets (tangible or intangible), goodwill, or condition (financial or otherwise).





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



                 SECTION 8.  COVENANTS.

                 Debtor covenants and agrees that, so long as any Obligations remain outstanding, and (even if there shall be no Obligations outstanding) so long as this Agreement remains in effect (unless Congress shall give its prior written consent thereto):

                 8.1 Financial Information; Maintenance of Forms. Debtor shall maintain Debtor's shipping forms, invoices and other related documents in a form reasonably satisfactory to Congress and shall maintain Debtor's books, records and accounts in accordance with GAAP. Debtor agrees to furnish Congress monthly with accounts receivable agings, inventory reports (if requested by Congress) and interim financial statements (including a balance sheet and statements of income and cash flows) and to furnish Congress, at any time or from time to time with such other information regarding Debtor's business affairs and financial condition as Congress may reasonably request, including, without limitation, balance sheets, statements of profit and loss, financial statements, cash flow and other projections, earnings forecasts, schedules, agings and reports. Debtor agrees to provide Congress with copies of all Customer Sales Reports generated by the Debtor. Debtor hereby irrevocably authorizes and directs all accountants, auditors or other similar third parties to deliver to Congress, at Debtor's expense, copies of Debtor's financial statements and to provide Congress with access to, and the right to copy, at Debtor's expense, all papers related thereto, and other accounting records of any nature in such parties' possession and to disclose to Congress any information such parties may have regarding Debtor's business affairs and financial condition. Debtor shall provide Congress with a copy of all filings made by Debtor with the Securities and Exchange Commission within five (5) Business Days of the filing thereof, including, without limitation, all filings and reports made in connection with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all applicable rules and regulations promulgated thereunder. Debtor shall furnish Congress with audited financial statements on an annual basis certified by independent public accountants selected by Debtor and acceptable to Congress within 120 days from year end. Congress hereby designates Price Waterhouse & Co. LLP as acceptable for purposes of this Section 8.1. All such statements and information shall fairly present Debtor's financial condition as of the dates, and the results of Debtor's operations for the periods, for which the same are furnished. Any documents, schedules, invoices or other papers delivered to Congress may be destroyed or otherwise disposed of by Congress one year after the date the same are delivered to Congress, unless Debtor makes a written request therefor and pays all expenses attendant to their return, in which event Congress shall return same when Congress' actual or anticipated need therefor has ceased.





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


                 8.2 Payment of Taxes. Debtor shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against Debtor or its properties or assets (tangible or intangible) prior to the date on which penalties attach thereto, other than taxes the liability for which is being contested in good faith by appropriate proceedings, and as to which (i) Debtor shall, if appropriate under GAAP, have set aside on its books and records adequate reserves; and (ii) Congress has determined the maximum amount of the asserted tax liability and reduced the loan availability by such amount. Debtor shall be liable for any tax or penalty imposed on it arising out of this Agreement or any supplement hereto or giving rise to the Accounts or any other Collateral or which Congress may be required to withhold or pay for any reason and Debtor agrees to indemnify and hold Congress harmless with respect thereto, and to repay to Congress on demand the amount thereof, and until paid by Debtor such amount shall be added to and deemed part of Congress' loans to Debtor.

                 8.3 Further Assurances. Debtor shall, at Debtor's expense, duly execute and deliver, or shall cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, collateral assignments, UCC financing statements or amendments or continuations thereof, landlord's or mortgagee's waivers of liens and consents to the exercise by Congress of all Congress' rights and remedies hereunder, under any supplement hereto, or under any other Loan Document or applicable law with respect to the Collateral, and do or cause to be done such further acts as may be necessary or proper in Congress' opinion to evidence, perfect, maintain and enforce Congress' security interest and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any other Loan Document. Where permitted by law, Debtor hereby authorizes Congress to execute and file one or more UCC financing statements signed only by Congress.

                 8.4 Liens. Debtor will not, and will not cause Galco or any of its active Subsidiaries to, create, incur, assume or suffer to exist any Lien or other encumbrance of any nature whatsoever on any of its assets, except for:

                 (a)  Liens in favor of Congress;

                 (b)  the Liens set forth on Schedule 8.4 hereto;

                 (c) Liens securing the payment of taxes, either not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings, and as to which (i) Debtor shall, if appropriate under GAAP, have set aside on its books and records adequate reserves; and (ii) Congress has determined the maximum amount of the asserted tax liability and reduced the loan availability by such amount;

                 (d) purchase money Liens relating to Equipment (including the interest of a lessor under a capital lease or an operating lease having substantially the same economic effect and Liens to which any property is subject at the time of Debtor's purchase thereof) securing an amount not to exceed $250,000 in the aggregate at any time, provided that such Liens shall not apply to any property of Debtor other than that purchased or leased, as the case may be;

                 (e) deposits under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

                 (f) Liens on the stock of the target company in favor of the seller of such stock to the Debtor in the Acquisition, which Liens may only secure obligations owing by the Debtor to such seller in connection with the Acquisition; and

                 (g) Liens on the Headquarters Property securing Indebtedness (other than the Obligations hereunder) in an amount not to exceed $5,000,000, which liens may be first priority liens.

Debtor acknowledges that Congress has consented only to the Liens permitted by this Section 8.4.

                 8.5 Sale of Assets; Preservation of Corporate Existence. Debtor shall not, and shall not permit its Subsidiaries to, sell, lease, transfer, abandon or otherwise dispose of its properties, assets or rights (tangible or intangible), except for (a) sales of Inventory in the ordinary course of Debtor's business, (b) the sale of assets, other than Inventory in the ordinary course of Debtor's business (which shall include close-out sales of Inventory), during any fiscal year which have an aggregate value based upon the higher of fair market value and appraised orderly liquidation value not in excess of $500,000, (c) the sale of the Headquarters Property and (d) the sale, lease, transfer, or other disposition of Equipment so long as (i) such Equipment is promptly replaced with like-kind Equipment of the same or greater value or (ii) the Debtor determines in its reasonable business judgment that such Equipment is not necessary to its business. On or before the twentieth day of each month, Debtor shall deliver to Congress a report of dispositions of assets during the preceding month pursuant to Section 8.5(c) hereof. Debtor shall not, and shall cause each of its Subsidiaries not to, consolidate or merge with or into any other entity or permit any other entity to consolidate or merge with or into Debtor or its Subsidiaries, except for mergers of any Subsidiary with Debtor solely to effect a name change as permitted in accordance with the immediately following sentence. Debtor shall give Congress 30 days' prior written notice of any proposed change in Debtor's corporate name or merger with any wholly owned Subsidiary of Debtor solely to effect such name change, which notice shall set forth the new name. Debtor will at all times preserve, renew and keep in full force and effect Debtor's existence as a corporation and the rights and franchises with respect thereto and continue to engage in business of the same type as Debtor is engaged as of the date hereof.

                 8.6 Investments. Except as set forth on Schedule 8.6 hereto and as otherwise provided herein, Debtor shall not make or permit to exist any investments other than Permitted Investments.

                 8.7 Liability for Indebtedness of Third Parties. Debtor shall not, and shall cause its Subsidiaries not to, directly or indirectly, create or become liable in respect of any Accommodation Obligation, except (i) the Obligations, (ii) trade obligations and other normal accruals in the ordinary course of business not yet due and payable, (iii) guarantees resulting from endorsement of negotiable instruments which are being collected in accordance with Section 6 hereof, (iv) Accommodation Obligations existing on the date hereof which are listed on Schedule 8.7 hereto, (v) the guaranty of Indebtedness of Galco in an aggregate amount not to exceed $500,000 outstanding at any time and (vi) as permitted under Section 8.4(d) hereof.

                 8.8  Officer Compensation.  Except as set forth in Schedule
8.8 hereto, Debtor shall not, and shall cause its Subsidiaries not to, make any loans to, or pay any bonuses, management or other fees, amounts or other form of compensation to any officers, directors, employees or stockholders of Debtor or its Subsidiaries, except for (a) advances or reimbursements by Debtor or its Subsidiaries for reasonable travel, entertainment or other expenses to Debtor's or such Subsidiaries's officers, directors or employees in the ordinary course of Debtor's business, (b) compensation (including reasonable bonuses and benefits) for all officers, directors and other personnel which has been approved by the Debtor's board of directors or a duly designated committee thereof, and (c) professional, legal and consulting fees incurred in the ordinary course of Debtor's and its Subsidiaries' business.


                 8.9 Redemption of Capital Stock; Dividends. Debtor shall not, except with the prior written consent of Congress, which consent shall not be unreasonably withheld, (a) redeem, purchase or otherwise retire any of its shares of capital stock, and shall not permit its Subsidiaries to redeem, purchase, or otherwise retire any of their shares of capital stock, (b) declare or pay any dividends in any fiscal year on any class of stock or classes of stock, (c) return capital to its stockholders, (d) make any other distribution on or in respect of any shares of any class of capital stock of Debtor, or (e) issue or distribute any capital stock or other securities for consideration or otherwise, except capital stock of the Debtor granted, issued or otherwise distributed to the Debtor's employees or directors pursuant to a stock option plan of the Debtor existing on the date hereof.

                 8.10 Transactions with Affiliates. Debtor shall not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to or by any Affiliate, except in the ordinary course of Debtor's business and upon fair and reasonable terms no less favorable to Debtor than Debtor would obtain in a comparable arm's- length transaction with a Person who is not an Affiliate.

                 8.11 Payment on Indebtedness. Except for (i) scheduled payments of interest on Permitted Indebtedness and (ii) the repayment of any Permitted Indebtedness in connection with the permitted refinancing or refunding thereof, Debtor shall not pay or agree to pay any of Debtor's existing Indebtedness (including, without limitation, Indebtedness owed pursuant to the Convertible Subordinated Debentures), or pay or make any distribution or loan to permit the payment of any existing Indebtedness of any of its Subsidiaries or Affiliates, prior to the scheduled maturity of such Indebtedness.

                 8.12 Amendment of Articles of Incorporation. Debtor may amend its Articles of Incorporation (including, without limitation, to effect a change in its corporate name), provided that Debtor provides Congress with 30 days' prior written notice thereof and thereafter furnishes to Congress a copy of such amendment, certified by the Secretary of State of Delaware, within ten days after the date such amendment is filed with the Secretary of State of Delaware.

                 8.13 Maintenance of Liability and Casualty Insurance. Debtor shall maintain, at its expense, such public liability and third party property damage insurance in such amounts, with such deductibles and with such insurance companies, as are reasonably acceptable to Congress. Debtor shall not, without Congress' prior written consent, amend, modify or change in any way any such insurance policy and shall provide Congress with written notice of any expiration of any such policy or any failure by Debtor to renew any such policy within five Business Days of such expiration or failure to renew. Debtor shall at all times maintain, with financially sound and reputable insurers, casualty and hazard insurance with respect to the Collateral for not less than its full market value and against all risks to which it may be exposed for which such insurance is customary in Debtor's industry. All such insurance policies shall be in such form, substance, amounts and coverage as in effect on the date of the

Original Agreement or as otherwise may be satisfactory to Congress and shall provide for ten days' minimum prior cancellation notice in writing to Congress. In the event that the Debtor fails to timely act hereunder, Congress may act as attorney for Debtor in obtaining, adjusting, settling, amending and cancelling such insurance. Debtor shall promptly (i) obtain endorsements to all existing and future insurance policies with respect to the Collateral specifying that the proceeds of such insurance shall be payable to Congress and Debtor as their interests may appear and further specifying that Congress shall be paid regardless of any act, omission or breach of warranty by Debtor, (ii) deliver to Congress original executed copies of such endorsements and, at Congress' request, originals or certified duplicate copies of the underlying insurance policies, (iii) deliver to Congress certificates of insurance executed by such insurers (or their agents) stating that such policies are presently in effect and the amounts and types of coverage of such policies, (iv) deliver to Congress copies of the insurance binders describing the terms of such insurance policies, and (v) deliver to Congress such other evidence which is satisfactory to Congress of compliance with the provisions hereof. Congress hereby acknowledges that it presently considers the insurance in effect as of the date hereof to be acceptable for purposes of this Section 8.13. Any insurance monies received at any time shall, at Congress' option, (i) be applied to the cost of repairs to or replacement for the damaged Collateral on account of which such proceeds were paid or (ii) be applied to payment of any of the Obligations, whether or not due, in any order and in such manner as Congress, in its sole discretion, may determine.

                 8.14 Litigation; Contested Taxes. Debtor shall, as soon as possible, and in any event within ten Business Days after Debtor learns of the following, give written notice to Congress of (i) any proceeding(s) being instituted or overtly threatened to be instituted by or against Debtor or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) in which money damages in excess of $500,000 are claimed or any material nonmonetary relief is requested, and (ii) any material adverse change in the business, properties, assets (tangible or intangible) or condition (financial or otherwise) of Debtor, any of its Subsidiaries or any Guarantor. Debtor shall promptly notify Congress of any taxes, assessments, contributions and governmental charges which are not paid prior to the date on which penalties attach thereto.

                 8.15  ERISA.

                 (a) Debtor shall, and will cause each Subsidiary to, (i) refrain from terminating any Benefit Plan that is presently in existence unless such Benefit Plan can be terminated without liability that is material to Debtor in connection with such termination; (ii) make contributions to all of Debtor's and its

Subsidiaries' Benefit Plans in a timely manner and in a sufficient amount to comply with the minimum funding requirements of ERISA so that no liability of Debtor arises as a result of a failure to make such contributions; (iii) comply with all requirements of ERISA that relate to any Benefit Plan so that no material liability of Debtor with respect to any non-compliance will arise; and
(iv) notify Congress immediately upon receipt by Debtor or any of its Subsidiaries of any notice issued by the Pension Benefit Guaranty Corporation of the institution of any proceeding to terminate any Benefit Plan.

                 (b) Debtor shall notify Congress in writing as soon as reasonably practicable upon becoming aware of the occurrence of any Termination Event or Prohibited Transaction in connection with any Benefit Plan or trust created thereunder, specifying the nature thereof, what action Debtor or its ERISA Affiliates have taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect thereto, and shall provide Congress as soon as reasonably practicable, copies of (i) all notices received by Debtor or any of its ERISA Affiliates of the Pension Benefit Guaranty Corporation's intent to terminate any Benefit Plan or to have a trustee appointed to administer any Benefit Plan, (ii) all notices received by Debtor or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan pursuant to Section 4201 of ERISA involving any withdrawal liability, and (iii) all funding waiver requests filed by Debtor or any of its ERISA Affiliates with the Internal Revenue Service with respect to any Benefit Plan, and all communications received by Debtor or any of its ERISA Affiliates from the Internal Revenue Service with respect to any such funding waiver request.

                 (c) Debtor shall not (i) engage or permit any Subsidiary to engage in any Prohibited Transaction which could result in material liability to Debtor or any Subsidiary; (ii) except as set forth on Schedule
8.15 hereto, permit to exist any accumulated funding deficiency, as defined in
Section 302(a) of ERISA and Section 412(a) of the Internal Revenue Code, or fail to pay any installment necessary to amortize any waived funding deficiency, with respect to any Benefit Plan maintained by Debtor or any Subsidiary; (iii) fail to make any payments to any Multiemployer Plan that Debtor may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate any Benefit Plan so as to result in any material liability of Debtor or any Subsidiary under Title IV of ERISA; or (v) permit to exist any occurrence of any Reportable Event which presents a material risk of material liability of such Debtor or any Subsidiary of Debtor under ERISA or the Internal Revenue Code.

                 (d) Debtor will provide to Congress from time to time as necessary to keep such information complete and current, a description of all Benefit Plans maintained by Debtor and its

Subsidiaries and confirmation satisfactory to Congress that (i) except as set forth on Schedule 8.15 hereto, such Benefit Plans are adequately funded in accordance with at least the minimum statutory requirements for funding; (ii) no Reportable Event with respect thereto has occurred which could result in a material liability to Debtor or any Subsidiary that has not been satisfied; and
(iii) no termination of, or withdrawal from, such Benefit Plans has occurred or is contemplated by Debtor or any Subsidiary which could result in a material liability to Debtor or any Subsidiary that has not been satisfied.

                 (e) Upon the written request of Congress, Debtor shall provide Congress with an officer's certificate stating that Debtor and each of its Subsidiaries have made all payments required to be made by Debtor and its Subsidiaries to the Benefit Plans.

                 (f) Debtor shall prior to becoming a party to or obligated to make payments under any Multiemployer Plan (i) provide Congress with an analysis of Debtor's projected funding obligations under such Multiemployer Plan over the immediately succeeding two-year period together with such other financial or other relevant information as Congress may reasonably request and (ii) obtain Congress' prior written consent, which consent shall not be unreasonably withheld.

                 8.16  Environmental.

                 (a) Debtor shall, and shall cause each of its Subsidiaries to, conduct its business and maintain its facilities so as to comply in all material respects with all Environmental Laws, provided, however, that nothing contained in this Section 8.16 shall prevent Debtor or any such Subsidiary from contesting, in good faith by appropriate legal proceedings, any Environmental Laws or the application thereof. Notwithstanding the foregoing, an Event of Default shall not arise hereunder if, after discovery of any material noncompliance with any Environmental Laws Debtor within 15 Business Days of such discovery notifies Congress and corrects or remedies such material noncompliance within the earlier of a reasonable period of time after discovery or as required pursuant to any judicial or administrative order or any other Environmental Laws, that is not the subject of a good faith contest in any appropriate legal proceeding.

                 (b) If Debtor or any Subsidiary shall receive written notice (i) that any violation of any Environmental Laws may have occurred or is about to occur in connection with the facilities or operations owned or controlled by Debtor or any such Subsidiary; (ii) that any administrative or judicial complaint or order has been filed or is about to be filed against Debtor or any such Subsidiary alleging any violation of Environmental Laws or requiring Debtor or any such Subsidiary to take any action in connection with the release or threatened release of any

Hazardous Substance into the environment, or (iii) that Debtor or any such Subsidiary may be liable or responsible for response costs associated with a release or threatened release of any Hazardous Substance into the environment or any damages caused thereby, then and in each case Debtor shall provide Congress with a copy of such notice within 15 Business Days of Debtor's receipt thereof.

                 (c) If Debtor or any Subsidiary discovers or otherwise becomes aware of (i) any release of any Hazardous Substance at or from the operations and facilities owned or controlled by Debtor or any Subsidiary, or
(ii) any violation of Environmental Laws arising out of or in connection with the operations and facilities owned or controlled by Debtor or any such Subsidiary, which release or violation will have a material adverse effect on the operations or facilities (solely for the purpose of this subparagraph (c), "material adverse effect" shall mean requiring the expenditure of $250,000 or more in remediation costs or directly related expense or costs or interfering in a material respect with the operation of any plant or major production line of Debtor), then Debtor shall provide Congress with written notice of such release or violation within 15 Business Days of discovery and confirmation thereof by Debtor or any such Subsidiary.

                 (d) Debtor shall provide Congress with a copy of any report of any environmental audit, study, or other investigation relating to the operations and facilities owned or controlled by Debtor or the Subsidiaries within 20 Business Days of Debtor's receipt thereof.

                 (e) Within 30 Business Days of Debtor having become aware of the enactment, promulgation or issuance of any Environmental Laws that may result in any material adverse change in the condition, financial or otherwise, of Debtor, Debtor shall provide Congress with written notice thereof.

                 (f) Within 30 Business Days of Debtor having received notice, discovered or otherwise become aware of any non- compliance with any Environmental Laws, Debtor shall deliver (i) an estimate of the costs and related expenses of any response or remedial action required pursuant to any Environmental Laws, but only if such estimate exceeds $250,000 and, (ii) if such estimate is required to be delivered pursuant to this Section 8.16(f), a statement setting forth in reasonable detail projections showing compliance with financial covenants after giving effect to the payment of such costs and expenses, including all premises or assumptions on which such projections are based.

                 8.17 Indebtedness. Debtor shall not, and shall not permit its Subsidiaries to, incur or permit to remain outstanding any Indebtedness other than Permitted Indebtedness.

                 8.18 Notices of Default. Debtor shall provide Congress with a copy of all notices of default under any material contract (as defined in Section 10.1(i) hereof) (other than notice of Event of Default delivered to Debtor by Congress) delivered to Debtor or any of its Subsidiaries no later than two Business Days after Debtor receives such notice. In the event Debtor is informed orally of an Event of Default by any Person other than Congress, Debtor shall immediately notify Congress by telephone of such Event of Default, with written confirmation thereof to be delivered to Congress no later than two Business Days after Debtor was initially informed of such Event of Default.

                 8.19 Maintenance of Records of Accounts. Debtor shall keep and maintain, at its cost and expense, satisfactory and complete books and records of all Accounts, all payments received or credits granted thereon, and all other dealings therewith. At such times as Congress may reasonably request, Debtor shall deliver to Congress copies of documents evidencing the sale and delivery of goods or the performance of services which created any Accounts, including but not limited to any contracts, orders, invoices, bills of lading, warehouse receipts, delivery tickets and shipping receipts, together with schedules describing the Accounts and/or written confirmatory assignments to Congress of each Account, in form and substance reasonably satisfactory to Congress and duly executed by Debtor, together with such other information as Congress may reasonably request. In no event shall the making or the failure to make or the content of any schedule or assignment or Debtor's failure to comply with the provisions hereof be deemed or construed as a waiver, limitation or modification of Congress' security interest in, Lien upon and assignment of the Collateral or Debtor's representations, warranties or covenants under this Agreement or any other Loan Document.

                 8.20 Use of Proceeds. Debtor agrees that the funds advanced to it by Congress pursuant to the terms of this Agreement shall be utilized only for the following purposes:

                 (a)   for Debtor's working capital purposes;

                 (b) to make capital expenditures to the extent otherwise permitted hereunder; and

                 (c) for the Acquisition and fees and expenses incurred in connection therewith to the extent otherwise permitted hereunder; and
.

                 8.21  Covenants as to Inventory and Equipment.

                 (a) Debtor shall promptly notify Congress in writing of the details of any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral which would result in any material adverse change in Debtor's business, properties (tangible or intangible) or condition (financial or otherwise).

                 (b) Upon Congress' request, but in any case prior to an Event of Default no more than once during any fiscal year of Debtor, Debtor shall, at Debtor's sole cost and expense, execute and deliver to Congress written reports or updated appraisals as to the Inventory and Equipment listing all items and categories thereof, describing the condition of same and setting forth the value thereof (the lower of cost or market value of the Inventory and the lower of net cost less depreciation, fair market value and/or liquidation value of the Equipment), in such form as is satisfactory to Congress.

                 (c) Debtor shall, at Debtor's own expense, keep the Equipment in good working order, repair, and operating condition, subject to normal wear and tear.

                 (d) Debtor shall (i) use, store and maintain the Inventory and the Equipment with all reasonable care and caution, and (ii) use the Inventory and Equipment for lawful purposes only and in conformity with applicable laws, ordinances and regulations.

                 (e) All Inventory shall be produced in accordance with the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto.

                 (f) Debtor shall assume, as against Congress, all responsibility and liability arising from or relating to the use, sale or other disposition of the Inventory and the Equipment.

                 (g) In addition to the requirements of (a)-(f) above and without limiting the generality of Congress' discretion in requesting written inventory records and reports, Debtor shall at all times hereafter maintain a perpetual inventory, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Debtor's cost therefor and daily withdrawals therefrom and additions thereto, all of which records shall be maintained in accordance with GAAP, if applicable, and consistent with Debtor's past practice and which records shall be available during Debtor's usual business hours at the request of any of Congress' officers, employees or agents. Debtor shall conduct a physical count of the Inventory for which a statistical sampling will be sufficient, provided that such statistical sampling is consistent with prior practice of Debtor and performed in accordance with generally accepted auditing standards, at least once a year and promptly following such physical inventory shall supply Congress with a report in a form and with such specificity as may be satisfactory to Congress concerning such physical count of the Inventory.

                 8.22 Financial Covenants. From the date hereof and thereafter until the Obligations have been satisfied, Debtor shall:

                 (a) Consolidated Tangible Net Worth. Maintain at all times a Consolidated Tangible Net Worth of not less $20,000,000.

                 (b) Capital Expenditures. Not, and not permit any Subsidiary to, purchase or otherwise acquire (including, without limitation, acquisition by way of Capital Lease), or commit to purchase or otherwise acquire, any fixed asset if, after giving effect to such purchases or other acquisition, the aggregate cost of all fixed assets purchased or otherwise acquired by Debtor and its Subsidiaries on a consolidated basis in any one fiscal year would exceed $1,000,000; provided, however, that expenses incurred in connection with the development and acquisition of tools and molds for the manufacture of Inventory shall not be considered capital expenditures for the purposes of this Section 8.22(b).

                 8.23 Loan Agreement as Financing Statement. Debtor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

                 8.24 Location and Use of Collateral. Debtor shall not keep Collateral at any location not set forth on Schedule 7.14(b) unless a financing statement with respect to such Collateral is on file in the appropriate filing office and in effect for such location and Debtor has delivered to Congress a bailee letter satisfactory to Congress in its sole discretion. Debtor shall use the Collateral only in Debtor's business and not for personal, family, household or farming use.

                 8.25 Location of Chief Executive Office. Debtor shall not change the location of its chief executive office without Congress' prior written consent, which shall not be unreasonably withheld, and prior to making any such change, Debtor shall execute any additional financing statements or other documents or notices which Congress may require in order to maintain Congress' perfected security interest in the Collateral.


                 SECTION 9.  CONDITIONS PRECEDENT.

                 9.1 Conditions Precedent to Rollover Advance. The effectiveness of this amendment and restatement of the Original Agreement and the obligation of Congress to roll over the Existing Revolving Loans into Revolving Loans hereunder shall be subject to the satisfaction of each of the following conditions:

                 (a) There shall have been no material adverse change in the business, assets, properties, conditions (financial or otherwise) or prospects of Debtor from the date of completion of Congress' latest field audit to the date hereof and no information reasonably deemed by Congress to be reliable shall have been received on or prior to the date hereof by Congress demonstrating or reflecting a material adverse change from the results obtained in Congress' latest field audit.

                 (b) Congress shall have received all of the following, each fully executed by the appropriate parties and in form and substance satisfactory to Congress as Congress, in its sole discretion, shall determine:

                 (i) this Agreement, together with all schedules and exhibits hereto which are in each case true, complete and correct;

                (ii) an Amended and Restated Revolving Note in the form attached hereto as Schedule 9.1(b)(ii) duly executed by Debtor (the "Revolving Note");

               (iii) an opinion letter from Shereff, Friedman, Hoffman & Goodman, LLP;

                (iv)    the Trademark Security Agreement;

                 (v) the Mortgage Amendment and such evidence of the condition of title to the Headquarters Property as shall be reasonably acceptable to Congress, including, without limitation, title insurance with respect to the Headquarters Property;

                (vi) current Uniform Commercial Code searches made in such places as Congress may specify, covering Debtor and any Subsidiary which executes any of the Loan Documents showing no filings relating to, or which could relate to, the Collateral or the improvements on the Property, other than (i) those filings made under the Original Agreement and (ii) those other filings set forth on Schedule 9.1(b)(vi) hereto;

               (vii)    a certificate of the Secretary of Debtor in the form of
         Schedule 9.1(b)(vii) hereto, dated as of the date of the Rollover Advance certifying, among other things, (a) the names and true signatures of the officers of Debtor authorized to sign any of the Loan Documents to which Debtor is a party; (b) that attached thereto is a true and complete copy of the Articles of Incorporation and the by-laws of Debtor as in effect on the date of such certification; and
         (c) that attached thereto is a true and complete copy of the resolutions of Debtor's Board of Directors approving and authorizing the execution and delivery of the Loan Documents to which Debtor is a party;

                 (viii) a certificate in the form of Schedule 9.1(b)(viii) hereto confirming representations and warranties and the satisfaction of conditions precedent;

                 (ix) good standing certificates for Debtor issued by the Secretary of State of each of Delaware and California;

                 (x) copies of the Articles of Incorporation of Debtor certified by the Secretary of State of Delaware; and

                 (xi) any other documents required pursuant to the terms of any Loan Document or as Congress, in its sole discretion, may require.

                 (c) there shall be remaining Availability immediately after the Rollover Advance of not less than $1,500,000.

                 (d) Congress shall have sold Participations in an aggregate amount equal to at least $40,000,000.

                 (e) No Event of Default (as defined in the Original Agreement) or event that with time or notice or both would result in an Event of Default (as defined in the Original Agreement), in each case under the Original Agreement, shall have occurred and be continuing.

                 9.2 Conditions Precedent to All Advances. The obligation of Congress to make any Advance (including the Rollover Advance) shall be subject to the satisfaction of each of the following conditions:

                 (a) During the period commencing on the date of the most recent audited financial statement delivered to Congress prior to the date hereof and ending on the date on which Congress makes such Advance, Debtor's operations shall have been conducted in the ordinary course and there shall have been no material adverse change, as determined by Congress, in its sole discretion, in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Debtor;

                 (b) All of Debtor's representations and warranties contained in this Agreement and any other agreement executed in connection therewith (other than the representations and warranties that are expressly made as of a certain date, which shall be true and correct on and as of such date) shall be true and correct on and as of the date on which Congress makes such Advance as though made on and as of that date;

                 (c) No Event of Default or event that with time or notice or both would result in an Event of Default shall have occurred and be continuing or would result from the making of any Advance as of the date on which Congress makes such Advance;

                 (d) No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin or restrain, Congress from making such Advance; and

                 (e) Debtor shall have paid to Congress the fees and expenses due and payable under this Agreement on or before the date of the making of such Advance.


                 SECTION 10.  EVENTS OF DEFAULT.

                 10.1 Events of Default. All Obligations shall be, at Congress' option, immediately due and payable without notice or demand (notwithstanding any deferred or installment payments allowed, if any, by any instrument evidencing or relating to the Obligations) and any provision of this Agreement or any supplement hereto, as to future loans and advances by Congress shall, at Congress' option, terminate forthwith, upon the termination or non-renewal of this Agreement or upon the occurrence of any one or more of the following ("Events of Default"):

                 (a) if Debtor (i) shall fail to pay to Congress interest and fees and, when due any other Obligations owing to Congress, (ii) shall breach any of the terms, covenants, conditions or provisions contained in Sections 8.15(b), 8.15(c), 8.15(d), 8.15(e) or 8.22 hereof, (iii) shall breach any of the reporting requirements contained in Sections 2.1 or 8.1 hereof, which breach is not cured by the Debtor within five (5) Business Days of the receipt of written notice thereof from Congress, (iv) shall breach and continue to breach for the period provided therein any covenant, condition or provision of this Agreement or any of the Loan Documents which contains an express cure period, or (v) shall breach any other term, covenant, condition or provision of this Agreement or any of the Loan Documents;

                 (b) if any Guarantor, endorser or other Person liable on the Obligations shall terminate or breach any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such person with, or in favor of, Congress;

                 (c) if any representation, warranty, or statement of fact made to Congress at any time by Debtor or on Debtor's behalf is false or misleading in any material respect when made;

                 (d) if Debtor, or any Guarantor, endorser or other Person liable on the Obligations, shall become insolvent, fail to meet Debtor's or its debts as they mature, call a meeting of creditors or have a creditors' committee appointed, make an assignment for the benefit of creditors, commence or have commenced against Debtor or any of them any action or proceeding for relief under any bankruptcy law, or if Debtor or any of them suspend or discontinue doing business for any reason, or if a receiver, custodian or trustee of any kind is appointed for Debtor or any of them or any of Debtor's or their respective properties;

                 (e) if there shall be a material adverse change in Debtor's business, assets or condition (financial or otherwise) from the date of the Original Agreement;

                 (f) if at any time Congress shall, in Congress' Permitted Discretion, consider the Obligations insecure or any part of the Collateral insufficient and Debtor shall not on Congress' demand furnish other Collateral or make payment on account, satisfactory to Congress;

                 (g)    upon the occurrence of any Material Judgment;

                 (h)    upon the occurrence of any Change in Control;

                 (i) upon the occurrence of a default or an event that will mature into an event of default with notice or the passage of time or both by Debtor or any Subsidiary of Debtor (subject to any applicable grace period) under any material contract, lease or commitment by which Debtor or any Subsidiary of Debtor or any Guarantor is bound. For purposes of this Section 10.1(i), "material contract" shall mean any contract the breach in question of which could reasonably be expected to have a material adverse effect upon Debtor and its Subsidiaries taken as a whole, or upon any Collateral;

                 (j) upon the occurrence of a default in the payment when due, whether by acceleration or otherwise (subject to any applicable grace period), of any Indebtedness of, or guaranteed by, Debtor, any Subsidiary or any Guarantor (other than (i) any Indebtedness under this Agreement, (ii) any Indebtedness of any Subsidiary to Debtor or to any other Subsidiary, or (iii) any Indebtedness which does not exceed $250,000). Debtor shall provide Congress with a copy of all notices of default (other than notice of Event of Default delivered to Debtor by Congress) delivered to Debtor no later than two Business Days after Debtor receives such notice. In the event Debtor is informed orally of any default by any Person other than Congress, Debtor shall immediately notify Congress by telephone of such default, with written confirmation thereof to be delivered to Congress no later than two Business Days after Debtor was initially informed of such default;

                 (k) upon the occurrence of any event or condition which results in the acceleration of the maturity of any Indebtedness in an amount not less than $250,000 of, or guaranteed by, Debtor, any Subsidiary or any Guarantor (other than (i) any Indebtedness under this Agreement or (ii) any Indebtedness of any Subsidiary to Debtor or to any other Subsidiary) or enables the holder or holders of such other

Indebtedness or any trustee or agent for such holders (any required notice of default having been given and any applicable grace period having expired) to accelerate the maturity of such other Indebtedness; and

                 (l) upon the occurrence of a default or an event of default under the Convertible Subordinated Debenture Indenture.

                 10.2 Effect of Event of Default; Remedies. Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing and at any time thereafter, Congress shall have the right (in addition to any other rights Congress may have under this Agreement, the other Loan Documents or otherwise) without further notice to Debtor, to appropriate, set off and apply to the payment of any or all of the Obligations, any or all Collateral, in such manner as Congress shall in Congress' sole discretion determine, to enforce payment of any Collateral, to cash collateralize any Letter of Credit, to settle, compromise or release in whole or in part, any amounts owing on the Collateral, to prosecute any action, suit or proceeding with respect to the Collateral, to extend the time of payment of any and all Collateral, to make allowances and adjustments with respect thereto, to issue credits in Congress' or Debtor's name, to sell, assign and deliver the Collateral (or any part thereof), at public or private sale, at broker's board, for cash, upon credit or otherwise, at Congress' sole option and discretion, and Congress may bid or become purchaser at any such sale, if public, free from any right of redemption which is hereby expressly waived.

                 10.3 Possession of Collateral by Judicial Process. In the event Congress seeks to take possession of all or any portion of the Collateral by judicial process, Debtor irrevocably waives: (a) the posting of any bond, surety or security with respect thereto which might otherwise be required, (b) any demand for possession prior to the commencement of any suit or action to recover the Collateral, and (c) any requirement that Congress retains possession and does not dispose of any Collateral until after trial or final judgment.

                 10.4 Notice of Public Sale. Debtor agrees that the giving of ten days notice by Congress sent by ordinary mail, postage prepaid, to Debtor's address set forth below, designating the place and time of any public sale or of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be deemed to be reasonable notice thereof and Debtor waives any other notice with respect thereto.

                 10.5 Net Cash Proceeds Deficiency or Excess. The net cash proceeds resulting from the exercise of any of the foregoing rights or remedies shall be applied by Congress to the payment of the Obligations in such order as Congress may elect, and Debtor shall remain liable to Congress for any deficiency. Without limiting the generality of the foregoing, if Congress enters into any credit transaction, directly or indirectly, in connection with the disposition of any Collateral, Congress shall have the option, at any time, in Congress' sole discretion, to reduce the Obligations by the principal amount of such credit transaction or to defer the reduction thereof until actual receipt by Congress of cash or other immediately available funds in connection therewith.

                 10.6 Remedies Not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies Congress may have under the UCC or other applicable law. Congress shall have the right, in its sole discretion, to determine which rights and remedies, and in which order any of the same, are to be exercised, and to determine which Collateral is to be proceeded against and in which order, and the exercise of any right or remedy shall not preclude the exercise of any others, all of which shall be cumulative.

                 10.7 No Waiver of Remedies. No act, failure or delay by Congress shall constitute a waiver of any of Congress' rights and remedies. No single or partial waiver by Congress of any provision of this Agreement or any other Loan Document, or breach or default hereunder, or of any right or remedy which Congress may have shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion.

                 10.8 Waivers. Debtor waives presentment, notice of dishonor, protest and notice of protest of all instruments included in or evidencing any of the Obligations or the Collateral and any and all notices or demands whatsoever (except as expressly provided herein). Congress may, at all times, proceed directly against Debtor to enforce payment of the Obligations and shall not be required to take any action of any kind to preserve, collect or protect its or Debtor's rights in the Collateral.

                 10.9 Additional Remedies in Respect of Inventory and Equipment. Congress shall have the right (in addition to any other rights it may have under this Agreement, without notice to Debtor, at any time and from time to time, in Congress' discretion, with or without judicial process or the aid or assistance of others and without cost to Congress):

                 (a) To enter upon any premises on or in which any of the Inventory or Equipment may be located and, without resistance or interference by Debtor, take possession of the Inventory and Equipment;

                 (b) To complete processing, manufacturing and repair of all or any portion of the Inventory;

                 (c) To sell, foreclose or otherwise dispose of any part or all of the Inventory and Equipment on or in any of Debtor's premises or premises of any other party;

                 (d) To require Debtor, at Debtor's expense, to assemble and make available to Congress any part or all of the Inventory or Equipment at any place and time designated by Congress; and

                 (e) To remove any or all of the Inventory and Equipment from any premises on or in which the same may be located, for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose.


                 SECTION 11.  TAXES; EXPENSES; INDEMNITY.

                 11.1 Taxes. All payments by Debtor of principal of, and interest on, the Obligations and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding taxes imposed on or measured by any net income or receipts of Congress or any Participant (such non-excluded items being herein called "Non-excluded Taxes"). In the event that any withholding or deduction from any payment to be made by Debtor hereunder is required in respect of any Non-excluded Taxes pursuant to applicable law, rule or regulation, then Debtor will:

                 (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                 (b) promptly forward to Congress an official receipt or other documentation satisfactory to Congress evidencing such payment to such authority; and

                 (c) pay to Congress any additional amount necessary to ensure that the net amount actually received by Congress (and its Participants) will equal the full amount Congress (and its Participants) would have received had not such withholding or deduction been required.

Moreover, if any Non-excluded Taxes are directly asserted against Congress or any Participant with respect to any payment received by Congress or such Participant hereunder, Congress or such Participant may pay such Non-excluded Taxes and Debtor will promptly pay any additional amount (including any penalties, interest or expenses) necessary in order that the net amount received by such Person after the payment of such Non-excluded Taxes (including any Non-excluded Taxes on such additional amount) shall equal that amount such Person would have received had such Non-excluded Taxes not been asserted. If Debtor fails to pay any Non-excluded Taxes (other than any such Taxes which (i) are being contested by Debtor in good faith and by appropriate proceedings and (ii) if not paid, will not result in the imposition of any penalty on Congress or any Participant, as reasonably determined by such Person) when due to the appropriate taxing authority or fails to remit to Congress the required receipts or other required documentary evidence, Debtor shall compensate Congress and each Participant for and hold each harmless against, any incremental Non-excluded Taxes, interest or penalties that may become payable as a result of such failure. A distribution hereunder by Congress to or for the account of any Participant shall be deemed a payment by Debtor.

                 11.2 General Indemnity. Whether or not the transactions contemplated hereby shall be consummated, Debtor agrees to indemnify, pay and hold Congress and each Participant, and the officers, directors, employees, agents, and affiliates thereof (collectively the "Indemnitees"), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnitee in any manner relating to or arising out of this Agreement or any other agreements executed and delivered by Debtor in connection herewith, the statements contained in any proposal or commitment letter, any Indemnitee's agreement to make the Advances or to issue Letters of Credit hereunder, the use or intended use of any Letters of Credit, or the use or intended use of the proceeds of any of the Advances hereunder (the "indemnified liabilities"). To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Debtor shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 11.2 shall survive satisfaction and payment of the Obligations and termination of this Agreement.

                 11.3 Capital Adequacy. If Congress or any Participant shall reasonably determine that the application, adoption or phase-in of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force of law (including, without limitation, application of changes to Regulation H and Regulation Y of the Federal Reserve Board issued by the Federal Reserve Board on January 19, 1989 and regulations of the Comptroller of the Currency, Department of the Treasury, 12 CFR Part 3, Appendix A, issued by the Comptroller of the Currency on January 27, 1989) increases from that required at closing the amount of capital required or expected to be maintained by Congress or such Participant or any Person controlling such Person, and such increase is based upon the existence of such Person's obligations hereunder and other commitments of this type, then from time to time, within 10 days after demand from such Person, Debtor shall pay to such Person such amount or amounts as will compensate such Person or such controlling Person, as the case may be, for such increased capital requirement. The determination of any amount to be paid by Debtor under this Section 11.3 shall take into consideration the policies of Congress or such Participant or any Person controlling Congress or such Participant with respect to capital adequacy and shall be based upon any reasonable averaging, attribution and allocation methods. A certificate of the applicable Person setting forth the amount or amounts as shall be necessary to compensate such Person as specified in this Section 11.3 shall be delivered to Debtor and shall be conclusive in the absence of manifest error. If Debtor so requests, Congress shall use its best efforts to replace any Participant who makes a demand for payment pursuant to this Section 11.3, provided that Debtor shall have made such request no later than 90 days following Debtor's receipt of such demand for payment.

                 11.4 Benefits of Agreement. Debtor agrees that the provisions of this Section 11 are for the express benefit of Congress and the Participants and such provisions may be enforced by Congress on behalf of such Participants.

                 SECTION 12.  MISCELLANEOUS.

                 12.1 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; WAIVER OF DAMAGES.

                 (a) THIS AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY STATED, EACH LOAN DOCUMENT TO WHICH DEBTOR IS A PARTY (COLLECTIVELY THE "AGREEMENTS") SHALL BE GOVERNED BY AND INTERPRETED UNDER THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF ILLINOIS, AND ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN DEBTOR AND CONGRESS IN CONNECTION WITH THE AGREEMENTS AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF ILLINOIS.

                 (b) EXCEPT AS PROVIDED IN THE NEXT PARAGRAPH, CONGRESS BY ITS ACCEPTANCE HEREOF AND DEBTOR AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE AGREEMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR





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

FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, BUT CONGRESS BY ITS ACCEPTANCE HEREOF AND DEBTOR ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS. IN ANY SUCH DISPUTE, DEBTOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING SUCH DISPUTE INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

                 (c)   DEBTOR AGREES THAT CONGRESS SHALL HAVE THE RIGHT, TO
THE EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST DEBTOR OR ANY COLLATERAL IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH TO ENABLE CONGRESS TO REALIZE ON ANY COLLATERAL, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF CONGRESS. DEBTOR AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY SUCH PROCEEDING BROUGHT BY CONGRESS (OUTSIDE OF COURTS LOCATED IN CHICAGO) TO REALIZE ON ANY COLLATERAL OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF CONGRESS. TO THE EXTENT THAT CONGRESS PROCEEDS WITH ANY DISPUTE IN A COURT LOCATED IN NEW YORK, CALIFORNIA OR ILLINOIS, DEBTOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH CONGRESS HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

                 (d) CONGRESS BY ITS ACCEPTANCE HEREOF AND DEBTOR EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

                 (e) DEBTOR HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM, CHICAGO, ILLINOIS, AS THE DESIGNEE, APPOINTEE AND AGENT OF DEBTOR TO RECEIVE, FOR AND ON BEHALF OF DEBTOR, SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO DEBTOR AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, BUT THE FAILURE OF DEBTOR TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. DEBTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO DEBTOR AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE FOUR DAYS AFTER SUCH MAILING.

                 (f) NOTHING HEREIN SHALL AFFECT THE RIGHT OF CONGRESS, OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER





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

PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST DEBTOR IN ANY OTHER JURISDICTION.

                 (g) DEBTOR (I) AGREES THAT CONGRESS SHALL NOT HAVE ANY LIABILITY TO DEBTOR (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) FOR LOSSES SUFFERED BY DEBTOR IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THE TRANSACTIONS CONTEMPLATED AND THE RELATIONSHIP ESTABLISHED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH, UNLESS IT IS DETERMINED BY A JUDGMENT OF A COURT THAT IS BINDING ON CONGRESS (WHICH JUDGMENT SHALL BE FINAL AND NOT SUBJECT TO REVIEW ON APPEAL), THAT SUCH LOSSES WERE THE RESULT OF ACTS OR OMISSIONS ON THE PART OF CONGRESS CONSTITUTING WILLFUL MISCONDUCT OR KNOWING VIOLATIONS OF LAW AND (II) WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM AGAINST CONGRESS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE), EXCEPT A CLAIM BASED UPON WILLFUL MISCONDUCT OR KNOWING VIOLATIONS OF LAW. WHETHER OR NOT SUCH DAMAGES ARE RELATED TO A CLAIM THAT IS SUBJECT TO THE WAIVER EFFECTED ABOVE AND WHETHER OR NOT SUCH WAIVER IS EFFECTIVE, CONGRESS SHALL NOT HAVE ANY LIABILITY WITH RESPECT TO, AND DEBTOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR, ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES SUFFERED BY DEBTOR IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED OR THE RELATIONSHIP ESTABLISHED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A JUDGMENT OF A COURT THAT IS BINDING ON CONGRESS (WHICH JUDGMENT SHALL BE FINAL AND NOT SUBJECT TO REVIEW ON APPEAL), THAT SUCH DAMAGES WERE THE RESULT OF ACTS OR OMISSIONS ON THE PART OF CONGRESS CONSTITUTING WILLFUL MISCONDUCT OR KNOWING VIOLATIONS OF LAW.

                 12.2 Entire Agreement. This Agreement, any supplement hereto, the other Loan Documents and any agreements, instruments or documents delivered or to be delivered in connection herewith or therewith represent the parties' entire agreement and understanding concerning the subject matter hereof and thereof, and supersede all other prior and contemporaneous agreements, understandings, negotiations and discussions, representations, warranties, commitments, offers, contracts, whether oral or written.

                 12.3 Modification of Agreement. No provision hereof shall be modified or amended orally or by course of conduct but only by a written instrument expressly referring hereto signed by both parties.

                 12.4 Reimbursement for Congress' Costs. Upon Congress' request Debtor shall pay to Congress, or reimburse Congress for, (i) all sums, costs and expenses (including the reasonable fees and disbursements of counsel to Congress) which Congress may pay or incur in connection with or related to the





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

negotiation, preparation and consummation of this Agreement, the other Loan Documents and all other agreements, instruments and documents in connection herewith and therewith, and the transactions contemplated hereunder and thereunder, (ii) the reasonable fees and disbursements of counsel to Congress relating to any amendments, supplements, consents or modifications which may be hereafter made or entered into in respect hereof or thereof, (iii) filing fees and taxes, title insurance premiums, recording taxes, expenses for searches, expenses heretofore incurred by Congress during the course of periodic field examinations of the Collateral and Debtor's operations, wire transfer fees and check dishonor fees, (iv) the reasonable fees and disbursements of counsel to Congress in connection with the ongoing interpretation and administration of this Agreement (including, without limitation, field audit expenses billed at $500 per day for field and office time plus out-of-pocket disbursements related to travel by the auditors), the other Loan Documents and all other agreements, instruments and documents in connection herewith and therewith, and the transactions contemplated hereunder and thereunder, and (v) all sums, costs and expenses (including the reasonable fees and disbursements of counsel to Congress) which Congress may pay or incur in connection with or related to the enforcement of this Agreement, the other Loan Documents and all other agreements, instruments and documents in connection herewith and therewith, and all efforts made to defend, protect or enforce the security interest granted herein or therein or in enforcing payment of the Obligations, including without limitation, all fees and expenses for the service and filing of papers, premiums on bonds and undertakings, fees of marshals, sheriffs, custodians, auctioneers and others, travel expenses and all court costs and collection charges, all of which shall be part of the Obligations and shall accrue interest after demand thereof at a rate equal to the highest rate then payable on any of the Obligations.

                 12.5 Notices. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been duly given or made: if by hand, telex, telegram or facsimile, immediately upon sending; if by Federal Express, Express Mail or any other overnight delivery service, one (1) day after dispatch; and if mailed by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands are to be given or made to the respective parties at the addresses (or to such other addresses as either party may designate by notice in accordance with the provisions of this paragraph) set forth herein.

                 12.6 Power of Attorney. Debtor hereby constitutes Congress and Congress' agent and any designee, as Debtor's attorney-in-fact, at Debtor's own cost and expense, to exercise at any time all or any of the following powers which, being coupled with an interest, shall be irrevocable until all Obligations have been paid in full: (a) to receive, take,





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endorse, assign, deliver, accept and deposit any and all checks, notes, drafts, remittances and other instruments and documents relating to the Collateral; (b) on or after the occurrence and during the continuance of an Event of Default to receive, open and dispose of all mail addressed to Debtor and to notify postal authorities to change the address for delivery thereof to such address as Congress may designate; (c) on or after the occurrence and during the continuance of an Event of Default to transmit to Account Debtors notice of Congress' interest therein and to request from such Account Debtors at any time, in Congress' or Debtor's name or that of Congress' designees, information concerning the Accounts and the amounts owing thereon; (d) on or after the occurrence and during the continuance of an Event of Default, to notify Account Debtors to make payment directly to Congress; (e) on or after the occurrence and during the continuance of an Event of Default, to take or bring, in Congress' or Debtor's name, all steps, actions, suits or proceedings deemed by you necessary or desirable to effect collection of the Collateral; and (f) to execute in Debtor's name and on Debtor's behalf any UCC financing statements or amendments thereto. Debtor hereby releases Congress and its officers, employees and designees from any liability arising from any act or acts under this Agreement or in furtherance thereof, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except to the extent that it is finally determined by a court of competent jurisdiction that such liability shall have resulted from their own fraud or gross negligence.

                 12.7 Waiver of Notice, Hearing and Bond. Debtor waives all rights of notice and hearing of any kind prior to the exercise by Congress of its rights from and after the occurrence of an Event of Default to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral, real property, or other security for the Obligations. Debtor waives the posting of any bond otherwise required of Congress in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon Collateral, real property, or other security for the Obligations, to enforce any judgment or other court order entered in favor of Congress, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other agreement or document between Congress and Debtor.

                 12.8 Advice of Counsel. Debtor represents to Congress that it has discussed this Agreement and the other Loan Documents with Debtor's lawyers.

                 12.9 Confidentiality. Congress shall hold all information with respect to Debtor or any Subsidiary that is obtained pursuant to or in connection with this Agreement (including, without limitation, the Customer Sales Reports) in accordance with its customary procedures for handling confidential information of such nature and in accordance with safe and sound banking practices; it being understood that Congress may disclose such information (a) to any of its examiners, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement, (b) to any actual or prospective Participant, (c) as required or requested by any governmental agency or representative thereof or pursuant to legal process or
(d) in connection with any action by Congress to enforce this Agreement or to assert, defend or substantiate any rights of Congress hereunder; provided, however, that

                 (a) unless specifically prohibited by applicable law or court order, Congress shall notify Debtor of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of Congress by such governmental agency) for disclosure of any such information prior to disclosure of such information; and

                 (b) prior to any disclosure by Congress to an actual or prospective Participant (except those Participants participating in the Advances on the date of the Rollover Advance, in which case prior to the date of the Rollover Advance), Congress shall require such Participant to agree in writing

                 (i)    to be bound by this Section 12.9; and

                (ii) to require any other Person to whom such Participant discloses such information to be similarly bound by this Section 12.9.

Notwithstanding the foregoing, Congress may disclose any information that (i) becomes publicly available other than as a result of a breach of this Agreement, (ii) becomes available to Congress on a nonconfidential basis from a source other than Debtor or a Subsidiary and not in contravention of any other confidentiality obligations of which Congress has actual knowledge or (iii) was available to Congress on a nonconfidential basis prior to its disclosure to Congress by Debtor or a Subsidiary.

                 12.10 Survival. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement. Notwithstanding any investigation by Congress, all covenants, agreements, representations and warranties made herein by Debtor shall be deemed to be material to and to have been relied upon by Congress. Any indemnification that Debtor has granted to Congress in this Agreement and in connection therewith shall survive the execution, delivery and termination of this Agreement.





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

                 12.11 Participations. Congress shall be entitled to sell Participations in the Advances without the consent of Debtor. Congress agrees that any agreement between Congress and any such Participants in respect of such Participations shall not restrict Congress' right to agree to any immaterial amendment, supplement, waiver or modification to this Agreement or any other Loan Document.

                 12.12 Severability. If any part of this Agreement is invalid or in contravention of any applicable law or regulation, such part or provision shall be severable without affecting the validity of any other part or provision of this Agreement.

                 12.13 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person, other than the signatories to this Agreement and the Participants, any rights or remedies under or by reason of this Agreement. Any benefit conferred to any other Person which is not a signatory to this Agreement or a Participant is incidental and unintended.

                 12.14  Existing Agreements Superseded.  As set forth in
Section 1.2 hereof, the Original Agreement is superseded by this Agreement, which has been executed in renewal, amendment, restatement and modification of the obligations under the Original Agreement.

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                 IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

                                            LEWIS GALOOB TOYS, INC.



                                            By:
                                               ---------------------------
                                            Name:
                                                 -------------------------
                                            Title:
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ATTEST:



By:
   -------------------------
Name:
     -----------------------
Title:
      ----------------------


                                            CONGRESS FINANCIAL CORPORATION
                                              (CENTRAL)


                                            By:
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                                            Name:
                                                 -------------------------
                                            Title:
                                                  ------------------------